    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 1999


                                                       REGISTRATION NO. 33-67689
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1


                                AMENDMENT NO. 2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

             (Exact name of registrant as specified in its charter)

           ARIZONA                           6311                  86-0198983
 (State or other jurisdiction    Primary Standard Industrial    (I.R.S. Employer
              of                    Classification Number)       Identification
incorporation or organization)                                        No.)

                              1 SUNAMERICA CENTER
                       LOS ANGELES, CALIFORNIA 90067-6022
                                 (310) 772-6000
         (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

                            SUSAN L. HARRIS, ESQUIRE
                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                              1 SUNAMERICA CENTER
                       LOS ANGELES, CALIFORNIA 90067-6022
                                 (310) 772-6000
      (Name, address, including zip code, and telephone number, including area code of agent for service)


          TITLE OF                                 PROPOSED         PROPOSED
        EACH CLASS OF                               MAXIMUM          MAXIMUM
         SECURITIES                AMOUNT          OFFERING         AGGREGATE        AMOUNT OF
            TO BE                   TO BE            PRICE          OFFERING       REGISTRATION
         REGISTERED              REGISTERED        PER UNIT           PRICE             FEE
Flexible Payment Group and
 Individual Deferred Annuity
 Contracts                            *                *           $20,360,000       $5,560.00



    Approximate date of commencement of proposed sale to the public: As soon after the effective date of this Registration Statement as is practicable.


    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /____________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET



                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
                       CROSS REFERENCE SHEET PURSUANT TO
                          REGULATION S-K, ITEM 501(b)



FORM S-1 ITEM NO. AND CAPTION                                                     HEADING IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover
       3.  Summary of Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Front Cover; Profile; Investment Options
       4.  Use of Proceeds......................................  The Seasons Select Variable Annuity; Purchasing a
                                                                  Seasons Select Variable Annuity; Investment Options;
                                                                  Access to Your Money
       5.  Determination of Offering Price......................  Not Applicable
       6.  Dilution.............................................  Not Applicable
       7.  Selling Security Holders.............................  Not Applicable
       8.  Plan of Distribution.................................  Purchasing a Seasons Select Variable Annuity; Access
                                                                  to Your Money
       9.  Description of Securities to be Registered...........  The Seasons Select Variable Annuity; Annuity Income
                                                                  Options; Investment Options; Expenses
      10.  Interests of Named Experts and Counsel...............  Not Applicable
      11.  Information with Respect to the Registrant...........  Other Information
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

                                     [LOGO]

                                    PROFILE


                                February 3, 1999



THIS PROFILE IS A SUMMARY OF SOME OF THE MORE IMPORTANT POINTS YOU SHOULD KNOW AND CONSIDER BEFORE PURCHASING THE SEASONS SELECT VARIABLE ANNUITY. THE ANNUITY IS MORE FULLY DESCRIBED IN THE PROSPECTUS. PLEASE READ THE PROSPECTUS CAREFULLY.


1. THE SEASONS SELECT VARIABLE ANNUITY

The Seasons Select Variable Annuity contract is a contract between you and Anchor National Life Insurance Company. We designed Seasons Select to help you save on a tax-deferred basis. Season Select provides a means to diversify your investments among asset classes and managers as well as a variety of investment styles to meet long-term financial goals, such as retirement funding. Tax deferral means all your money, including the amount you would otherwise pay in current income taxes, remains in your contract to generate more earnings. Your money could grow faster than it would in a comparable taxable investment.

The Seasons Select Variable Annuity helps you meet these goals by offering variable investment options. There are nine multimanaged portfolios called SELECT PORTFOLIOS representing a spectrum of investment styles. In addition, there are four STRATEGIES which are managed by five different professional investment managers. The value of any portion of your contract allocated to the SELECT PORTFOLIOS or STRATEGIES will fluctuate up or down based on the performance of the SELECT PORTFOLIOS and STRATEGIES you select. You may experience a loss of both principal and earnings. Five fixed investment options, each for a different length of time and offering different interest rates guaranteed by Anchor National are also available. In addition, the DCA fixed accounts offer fixed interest rates guaranteed by Anchor National and are available under the contract strictly as source accounts for the Dollar Cost Averaging program.

The SELECT PORTFOLIOS, STRATEGIES and fixed investment options are designed to be used in concert in order to achieve your desired investment goals. You may put money into any of the SELECT PORTFOLIOS, STRATEGIES and/or fixed investment options. You may transfer between the SELECT PORTFOLIOS, STRATEGIES and/or the fixed investment options four times per year without charge.


Like most annuities, the contract has an Accumulation Phase and an Income Phase. During the Accumulation Phase, you invest money in your contract. Your earnings are based on the investment performance of the SELECT PORTFOLIO(S) or STRATEGY(IES) to which your money is allocated and/or the interest rate earned on the fixed investment options. You may withdraw money from your contract during the Accumulation Phase. However, as with other tax-deferred investments, you will pay taxes on earnings and untaxed contributions when you withdraw them. An IRS tax penalty may apply if you make withdrawals before age 59 1/2. During the Income Phase, you will receive payments from your annuity. Your payments may be fixed in dollar amount, vary with investment performance or be a combination of both, depending on where your money is allocated. Among other factors, the amount of money you are able to accumulate in your contract during the Accumulation Phase will determine the amount of your payments during the Income Phase.


2.  INCOME OPTIONS

You can select from one of five income options:

    (1) payments for your lifetime;

    (2) payments for your lifetime and your survivor's lifetime;

    (3) payments for your lifetime and your survivor's lifetime, but for not less than 10 or 20 years;

    (4) payments for your lifetime, but for not less than 10 or 20 years; and

    (5) payments for a specified period of 5 to 30 years.

Other options may be available.

You will also need to decide if you want your payments to fluctuate with investment performance or remain constant, and the date on which your payments will begin. Once you begin receiving payments, you cannot change your income option. If your contract is non-qualified, payments during the Income Phase are considered partly a return of your original investment. The "original investment" part of each payment is not taxable but any gain to your original investment is currently taxable as ordinary income upon distribution. For qualified contracts, the entire payment is currently taxable as ordinary income.

In addition to the above income options, you may also elect to take income payments under the Income Protector program, subject to the provisions thereof.

3.  PURCHASING A SEASONS VARIABLE ANNUITY

You can buy a contract through your financial representative, who can also help you complete the proper forms. For Non-Qualified contracts the minimum initial investment is $5000. For Qualified contracts the minimum initial investment is $2000. You can add $500 or more to your contract at any time during the Accumulation Phase.

4.  INVESTMENT OPTIONS

You can put your money into any one or more of the nine distinct SELECT PORTFOLIOS, four multi-manager variable investment STRATEGIES and/or the seven fixed investment options. The fixed investment options offer fixed rates of interest for specified lengths of time.

Each SELECT PORTFOLIO has a distinct investment objective utilizing a disciplined investing style to achieve its objective. Each SELECT PORTFOLIO invests in an underlying investment portfolio. Except for the Cash Management portfolio[s], each underlying portfolio is multi-managed by a team of three money managers specializing in the distinct investment style. The nine SELECT PORTFOLIOS and the respective managers are:

LARGE CAP GROWTH           LARGE CAP COMPOSITE
BANKERS TRUST COMPANY      BANKERS TRUST
("BANKERS TRUST")          SUNAMERICA ASSET
GOLDMAN SACHS ASSET        MANAGEMENT COMPANY
MANAGEMENT ("GOLDMAN       ("SAAMCO")
SACHS")                    T. ROWE PRICE ASSOCIATES,
                           INC.
JANUS CAPITAL              ("T. ROWE PRICE")
CORPORATION("JANUS")

LARGE CAP VALUE            MID CAP GROWTH
BANKERS TRUST              BANKERS TRUST
T. ROWE PRICE              T. ROWE PRICE
WELLINGTON MANAGEMENT      WELLINGTON
COMPANY LLP
("WELLINGTON")

MID CAP VALUE              SMALL-CAP
BANKERS TRUST              BANKERS TRUST
GOLDMAN SACHS              LORD ABBETT
LORD ABBETT & CO. ("LORD   SAAMCO
ABBETT")

INTERNATIONAL EQUITY       DIVERSIFIED FIXED INCOME
BANKERS TRUST              BANKERS TRUST
GOLDMAN SACHS MANAGEMENT   SAAMCO
INTERNATIONAL ("GOLDMAN    WELLINGTON
SACHS INT'L")
LORD ABBETT

CASH MANAGEMENT
SAAMCO

Each STRATEGY has a different investment objective. The STRATEGY(IES) use an asset allocation investment approach. Each STRATEGY invests in a combination of underlying investment portfolios which in turn invest in a combination of stocks, bonds and cash, to achieve its investment objective. The four investment STRATEGIES and their underlying investment portfolios are:



GROWTH STRATEGY



MODERATE GROWTH STRATEGY
- ASSET ALLOCATION: DIVERSIFIED GROWTH PORTFOLIO
    PUTNAM INVESTMENT MANAGEMENT, INC.
- STOCK PORTFOLIO
    T. ROWE PRICE ASSOCIATES, INC.
- MULTI-MANAGED GROWTH PORTFOLIO
    JANUS CAPITAL CORPORATION
    SUNAMERICA ASSET MANAGEMENT CORP.
    WELLINGTON MANAGEMENT COMPANY LLP



BALANCED GROWTH STRATEGY
- ASSET ALLOCATION: DIVERSIFIED GROWTH PORTFOLIO
    PUTNAM INVESTMENT MANAGEMENT, INC.
- STOCK PORTFOLIO
    T. ROWE PRICE ASSOCIATES, INC.
- MULTI-MANAGED INCOME/EQUITY PORTFOLIO
    JANUS CAPITAL CORPORATION
    SUNAMERICA ASSET MANAGEMENT CORP.
    WELLINGTON MANAGEMENT COMPANY LLP



CONSERVATIVE GROWTH STRATEGY
- ASSET ALLOCATION: DIVERSIFIED GROWTH PORTFOLIO
    PUTNAM INVESTMENT MANAGEMENT, INC.
- STOCK PORTFOLIO
    T. ROWE PRICE ASSOCIATES, INC.
- MULTI-MANAGED INCOME PORTFOLIO
    JANUS CAPITAL CORPORATION
    SUNAMERICA ASSET MANAGEMENT CORP.
    WELLINGTON MANAGEMENT COMPANY LLP



The percentage allocation which each STRATEGY invests in each underlying portfolio is depicted on page 11 of the prospectus.


5.  EXPENSES

Each year we deduct a $35 ($30 in North Dakota) contract administration fee on your contract anniversary. We currently waive this fee if your contract value is at least $50,000 on your contract anniversary.


We also deduct insurance charges. If you are age 80 or younger at the issue date, the insurance charge amounts to 1.40% annually of the average daily value of your contract allocated to the SELECT PORTFOLIO(S) and/or STRATEGY(IES). If you are 81 years of age or older at the issue date, the amount of the insurance charge is 1.52% annually of the average daily value of your contract allocated to the SELECT PORTFOLIO(S) and/or STRATEGY(IES). There are also investment charges and other expenses if you put money into the SELECT PORTFOLIO(S) or STRATEGY(IES), which are estimated to range from [.85%-1.30%]. Investment charges may be more or less than the percentages reflected here.


If you take your money out in excess of the "free withdrawal" amount allowed for in your contract, we may assess a withdrawal charge that is a percentage of the money you withdraw. The percentage declines with each year the purchase payment is in the contract as follows:

Year  1........   9%          Year  6........   5%
Year  2........   8%          Year  7........   4%
Year  3........   7%          Year  8........   3%
Year  4........   6%          Year  9........   2%
Year  5........   6%          Year 10........   0%

Additionally, if you take money out of a multi-year fixed investment option before the end of the selected period, we may assess an adjustment which could increase or decrease the value of your money.

In some states you may also be assessed a state premium tax of up to 3.5%, depending upon the state in which you reside.

If you transfer among the SELECT PORTFOLIO(S), STRATEGY(IES) and/or fixed investment options more than four times per year, we charge a $25 dollar transfer fee for each subsequent transfer ($10 in Pennsylvania and Texas).


If you enroll in the Income Protector program, we charge .15% or .30% of your Income Benefit Base (as described in the prospectus) from your contract value on each contract anniversary depending on the option you select.


The following charts are designed to help you understand the charges in your contract. THE COLUMN "TOTAL ANNUAL CHARGES" SHOWS THE TOTAL OF THE $35 CONTRACT ADMINISTRATION CHARGE, THE 1.40% OR 1.52% INSURANCE CHARGES, WHICHEVER IS APPLICABLE, AND THE INVESTMENT CHARGES FOR EACH SELECT PORTFOLIO AND STRATEGY. WE CONVERTED THE CONTRACT ADMINISTRATION CHARGE TO A PERCENTAGE (.09%) USING AN ASSUMED CONTRACT SIZE OF $40,000. The actual impact of this charge on your contract may differ from this percentage.

If you are age 80 or younger at contract issue:


                          Total Annual
                           Insurance
                            Related                      Total Annual                   EXAMPLES
                            Charges                       Investment     Total      Total      Total
SELECT PORTFOLIOS                                          Related      Annual    Expenses    Expenses
                                                           Charges      Charges   at end of  at end of
                                                                                   1 YEAR     10 YEARS

Large-Cap Growth             1.49%      (1.40% + .09%)      1.10%        2.59%      $130        $422
Large-Cap Composite          1.49%      (1.40% + .09%)       1.10        2.59       $130        $422
Large-Cap Value              1.49%      (1.40% + .09%)       1.10        2.59       $130        $422
Mid-Cap Growth               1.49%      (1.40% + .09%)       1.15        2.64       $131        $426
Mid-Cap Value                1.49%      (1.40% + .09%)       1.15        2.64       $131        $426
Small-Cap                    1.49%      (1.40% + .09%)       1.15        2.64       $131        $426
International Equity         1.49%      (1.40% + .09%)       1.30        2.79       $132        $439
Diversified Fixed Income     1.49%      (1.40% + .09%)       1.00        2.49       $129        $414
Cash Management              1.49%      (1.40% + .09%)       .85         2.34       $128        $401


                          Total Annual
                           Insurance
                            Related                      Total Annual                   EXAMPLES
                            Charges                       Investment     Total      Total      Total
STRATEGIES                                                 Related      Annual    Expenses    Expenses
                                                          Charges(1)    Charges   at end of  at end of
                                                                                   1 YEAR     10 YEARS

Growth                       1.49%      (1.40% + .09%)      1.25%        2.74%       $98        $307
Moderate Growth              1.49%      (1.40% + .09%)      1.21%        2.70%       $97        $303
Balanced Growth              1.49%      (1.40% + .09%)      1.17%        2.66%       $97        $299
Conservative Growth          1.49%      (1.40% + .09%)      1.12%        2.61%       $96        $294



(1) Investment related charges for each STRATEGY are based upon the allocation to the underlying investment portfolio after the quarterly rebalancing described in the prospectus.

If you are age 81 or older at contract issue:


                          Total Annual
                           Insurance
                            Related                      Total Annual                   EXAMPLES
                            Charges                       Investment     Total      Total      Total
SELECT PORTFOLIO(S)                                        Related      Annual    Expenses    Expenses
                                                           Charges      Charges   at end of  at end of
                                                                                   1 YEAR     10 YEARS

Large-Cap Growth             1.52%      (1.52% + .09%)      1.10%        2.62%      $132        $432
Large-Cap Composite          1.52%      (1.52% + .09%)       1.10        2.62       $132        $432
Large-Cap Value              1.52%      (1.52% + .09%)       1.10        2.62       $132        $432
Mid-Cap Growth               1.52%      (1.52% + .09%)       1.15        2.67       $132        $436
Mid-Cap Value                1.52%      (1.52% + .09%)       1.15        2.67       $132        $436
Small-Cap Portfolio          1.52%      (1.52% + .09%)       1.15        2.67       $132        $436
International Equity         1.52%      (1.52% + .09%)       1.30        2.82       $134        $449
Diversified Fixed Income     1.52%      (1.52% + .09%)       1.00        2.52       $131        $424
Cash Management              1.52%      (1.52% + .09%)       .85         2.37       $129        $411


                          Total Annual
                           Insurance
                            Related                      Total Annual                   EXAMPLES
                            Charges                       Investment     Total      Total      Total
STRATEGY(IES)                                              Related      Annual    Expenses    Expenses
                                                          Charges(1)    Charges   at end of  at end of
                                                                                   1 YEAR     10 YEARS

Growth                       1.52%      (1.52% + .09%)      1.25%        2.74%       $43        $442
Moderate Growth              1.52%      (1.52% + .09%)      1.21%        2.70%       $42        $439
Balanced Growth              1.52%      (1.52% + .09%)      1.17%        2.66%       $42        $435
Conservative Growth          1.52%      (1.52% + .09%)      1.12%        2.61%       $41        $431



(1) Investment related charges for each STRATEGY are based upon the allocation to the underlying investment portfolio after the quarterly rebalancing described in the prospectus.


The examples assume that you invested $1,000 in a SELECT PORTFOLIO or STRATEGY which earns 5% annually and that you withdrew your money at the end of a 1 year period and at the end of a 10 year period. For year 1, the total annual charges are assessed as well as the withdrawal charge. For year 10, the example reflects the total annual charges but there is no withdrawal charge applicable. The annual investment-related expenses may vary. The amounts shown here are estimates and reflect the waiver or reimbursement of expenses by the investment adviser. No premium taxes are reflected. Please see the Fee Tables in the prospectus for more detailed information regarding the fees and expenses incurred under the contract.

6. TAXES

Unlike taxable investments where earnings are taxed in the year they are earned, taxes on amounts earned in a non-qualified contract (one that is established with after tax dollars) are deferred until they are withdrawn. In a qualified contract (one that is established with before tax dollars) all amounts are taxable when they are withdrawn.

When you begin taking distributions or withdrawals from your contract, earnings are considered to be taken out first and will be taxed at your ordinary income tax rate. You may be subject to a 10% IRS tax penalty for distributions or withdrawals before age 59 1/2.

7. ACCESS TO YOUR MONEY

Withdrawals may be made from your contract in the amount of $1,000 or more.

Your contract provides for a free withdrawal amount each year. A free withdrawal amount is the portion of your account that we allow you to take out each year without being charged a surrender penalty. However, upon a future partial withdrawal or full surrender of your contract we will recoup any surrender charges which would have been due if your free withdrawal had not been free.

To determine your free withdrawal amount and your surrender charge, we refer to two special terms. These are penalty free earnings and the total invested amount.

The penalty-free earnings portion of your contract is simply your account value less your total invested amount. The total invested amount is the total of all Purchase Payments you have made into the contract less portions of some prior withdrawals you made.

During the first year after we issue your contract your free withdrawal amount is the greater of:


1.  Your penalty-free earnings; and


2. If you are participating in the Systematic Withdrawal program, a total of 10% of your total invested amount.

After the first contract year, you can take out the greater of the following amounts each year:


1. Your penalty free earnings and any portion of your total invested amount no longer subject to surrender charges; or


2. 10% of the portion of your total invested amount that has been in your contract for at least one year.


If you withdraw your entire contract value you will not receive the benefit of any free withdrawal amount. A separate withdrawal charge schedule applies to each purchase payment. After a purchase payment has been in the contract for nine full years, withdrawal charges no longer apply to that portion of the money. Of course, upon withdrawal you may also have to pay income taxes and a 10% IRS tax penalty may apply. Neither withdrawal charges nor the 10% IRS tax penalty are assessed when a death benefit is paid.


8. PERFORMANCE

The value of your annuity will fluctuate depending upon the investment performance of the SELECT PORTFOLIO(S) and/or STRATEGY(IES) you select. From time to time we may advertise a SELECT PORTFOLIO'S or STRATEGY'S total return. The total return figures are based on historical data and are not intended to indicate future performance.


Prior to the date of this prospectus Seasons Select was not available for sales. Therefore, no performance information is presented here.


9. DEATH BENEFIT

If you, or, if there is a joint owner, either of the two, should die during the Accumulation Phase, your Beneficiary will receive a death benefit.

If at the time we issued your contract, you were 80 years old or younger, the death benefit is the greatest of:


(1) the value of your contract at the time we receive satisfactory proof of death; or (2) total Purchase Payments less withdrawals (and any fees or charges applicable to such withdrawals) in an amount proportionate to the amount by which such withdrawals decreased contract values, compounded at a 4% annual growth rate until the date of death (3% growth rate if 70 or older at the time of contract issue); or (3) the value of your contract on the seventh contract anniversary, plus any Purchase Payments and less withdrawals (and any fees or charges applicable to such withdrawals) in an amount proportionate to the amount by which such withdrawals decreased contract values, since the seventh contract anniversary, all compounded at a 4% annual growth rate until the date of death (3% growth rate if age 70 or older at the time of contract issue). (4) the maximum anniversary value on any contract anniversary prior to your 81st birthday. The anniversary value equals the value of your contract on a contract anniversary plus any Purchase Payments and less any withdrawals (and any fees or charges applicable to such withdrawals) in an amount proportionate to the amount by which such withdrawals decreased contract values, since that contract anniversary.


If at the time we issued your contract, you were 81 years old or older, the death benefit is the greatest of: (1) the value of your contract at the time we receive satisfactory proof of death, or (2) total Purchase Payments less withdrawals (and any fees or charges applicable to such withdrawals) in an amount proportionate to the amount by which such withdrawals decreased contract values, compounded at 3%.

In the instance of joint owners, the amount of the death benefit is calculated based upon the age of the youngest joint owner.

10. OTHER INFORMATION

OWNERSHIP: The contract is an allocated fixed and variable group annuity contract. A group contract is issued to a contractholder, for the benefit of the participants in the group. You, as an owner of a Seasons Select Variable Annuity, are a participant in the group and will receive a certificate evidencing your ownership. You, as the owner of a certificate, are entitled to all the rights and privileges of ownership. As used in this Profile and the prospectus, the term contract refers to your certificate. In some states an individual fixed and variable annuity contract may be available instead, which is identical to the group contract described in this Profile and the prospectus except that it is issued directly to the individual owner.

FREE LOOK: You may cancel your contract within 10 days of receiving it (or whatever period is required by your state) by mailing it to our Annuity Service Center. Your contract will be treated as void on the date we receive it and we will pay you an amount equal to the value of the money in the SELECT PORTFOLIO(S) and/or STRATEGY(IES) plus any money you put into the fixed investment options. Its value may be more or less than the money you initially invested. Thus, the investment risk is borne by you during the free look period.

SYSTEMATIC WITHDRAWAL PROGRAM: If selected by you, this program allows you to receive either monthly, quarterly, semi-annual or annual checks during the Accumulation Phase. Systematic withdrawals may also be electronically transferred to your bank account. Of course, withdrawals during the Accumulation Phase may be taxable and a 10% IRS tax penalty may apply if you are under age
59 1/2.

DOLLAR COST AVERAGING: If selected by you, this program allows you to invest gradually into one or more of the SELECT PORTFOLIO(S) or STRATEGY(IES).

PRINCIPAL ADVANTAGE PROGRAM: If selected by you, this program allows you to put money in a fixed investment option and one or more SELECT PORTFOLIO(S) or STRATEGY(IES) and we will guarantee that the portion allocated to the fixed investment option assuming that it remains invested in that option, will grow to equal your principal investment.

AUTOMATIC PAYMENT PLAN: You can add to your contract directly from your bank account with as little as $50 per month.

CONFIRMATIONS AND QUARTERLY STATEMENTS: You will receive a confirmation of each transaction within your contract. On a quarterly basis, you will receive a complete statement of your transactions over the past quarter and a summary of your account values.

11. INQUIRIES:

If you have questions about your contract or need to make changes, call your financial representative or contact us at:

Anchor National Life Insurance Company
Annuity Service Center
P.O. Box 54299
Los Angeles, California 90054-0299
800/445-SUN2

If money accompanies your correspondence, you should direct it to:

Anchor National Life Insurance Company
P.O. Box 100330

Pasadena, California 91189-0001

                                      [LOGO]

                                   PROSPECTUS
                                February 3, 1999
                   ALLOCATED FIXED AND VARIABLE GROUP ANNUITY
                                   issued by
                         VARIABLE ANNUITY ACCOUNT FIVE
                                      and
                     ANCHOR NATIONAL LIFE INSURANCE COMPANY


The annuity contract has 20 investment choices - 7 fixed investment options which offer interest rates guaranteed by Anchor National for different periods of time, 9 variable investment SELECT PORTFOLIOS and 4 variable investment
STRATEGIES:


                               SELECT PORTFOLIOS
                                LARGE-CAP GROWTH
                              LARGE-CAP COMPOSITE
                                LARGE-CAP VALUE
                                 MID-CAP GROWTH
                                 MID-CAP VALUE
                                   SMALL-CAP
                              INTERNATIONAL EQUITY
                            DIVERSIFIED FIXED INCOME
                                CASH MANAGEMENT



                                   STRATEGIES
                                     GROWTH
                                MODERATE GROWTH
                                BALANCED GROWTH
                              CONSERVATIVE GROWTH



              all of which invest in the underlying portfolios of
                              SEASONS SERIES TRUST
                              which is managed by:



                               SELECT PORTFOLIOS
                             BANKERS TRUST COMPANY
                         GOLDMAN SACHS ASSET MANAGEMENT
                           JANUS CAPITAL CORPORATION
                             LORD, ABBETT & COMPANY
                      SUNAMERICA ASSET MANAGEMENT COMPANY
                         T. ROWE PRICE ASSOCIATES, INC.
                       WELLINGTON MANAGEMENT COMPANY, LLP



                                   STRATEGIES
                       PUTNAM INVESTMENT MANAGEMENT, INC.
                         T. ROWE PRICE ASSOCIATES, INC.
                           JANUS CAPITAL CORPORATION
                      SUNAMERICA ASSET MANAGEMENT COMPANY
                       WELLINGTON MANAGEMENT COMPANY, LLP


You can put your money into any one or all of the SELECT PORTFOLIO(S), STRATEGY(IES) and/or fixed investment options.

Please read this prospectus carefully before investing and keep it for your future reference. It contains important information you should know about the Seasons Select Variable Annuity.


To learn more about the annuity offered by this prospectus, you can obtain a copy of the Statement of Additional Information ("SAI") dated February 3,
1999. The SAI has been filed with the Securities and Exchange Commission ("SEC") and is incorporated by reference into this prospectus. The table of contents of the SAI appears on page 39 of this prospectus. For a free copy of the SAI, call us at 800/445-SUN2 or write us at our Annuity Service Center, P.O. Box 54299, Los Angeles, California 90054-0299.


In addition, the SEC maintains a website (http://www.sec.gov) that contains the SAI, materials incorporated by reference and other information filed electronically with the SEC.


ANNUITIES INVOLVE RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL, AND ARE NOT A DEPOSIT OR OBLIGATION OF, OR GUARANTEED OR ENDORSED BY, ANY BANK. THEY ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS


GLOSSARY............................................................................................................          3
FEE TABLES..........................................................................................................          4
    Owner Transaction Expenses......................................................................................          4
    Annual Separate Account Expenses................................................................................          4
    The Income Protector Expense....................................................................................          4
    Investment Portfolio Expenses...................................................................................          5
    Investment Portfolio Expenses by Strategy.......................................................................          5
    Investment Portfolio Expenses for Underlying Portfolios.........................................................          5
EXAMPLES............................................................................................................          6
THE SEASONS SELECT VARIABLE ANNUITY.................................................................................          8
PURCHASING A SEASONS SELECT VARIABLE ANNUITY CONTRACT...............................................................          8
    Allocation of Purchase Payments.................................................................................          9
    Accumulation Units..............................................................................................          9
    Free Look.......................................................................................................         10
INVESTMENT OPTIONS..................................................................................................         10
    Variable Investment Options.....................................................................................         10
      THE SELECT PORTFOLIO(S).......................................................................................         10
      THE STRATEGY(IES).............................................................................................         11
    Market Value Adjustment.........................................................................................         15
    Transfers During the Accumulation Phase.........................................................................         16
    Dollar Cost Averaging...........................................................................................         17
    Principal Advantage Program.....................................................................................         18
    Voting Rights...................................................................................................         19
    Substitution....................................................................................................         19
ACCESS TO YOUR MONEY................................................................................................         19
    Free Withdrawal Provision.......................................................................................         20
    Systematic Withdrawal Program...................................................................................         21
    Minimum Contract Value..........................................................................................         21
    Qualified Contract Owners.......................................................................................         21
DEATH BENEFIT.......................................................................................................         21
    Death of the Annuitant..........................................................................................         22
EXPENSES............................................................................................................         22
    Insurance Charges...............................................................................................         22
    Withdrawal Charges..............................................................................................         23
    Investment Charges..............................................................................................         23
    Contract Maintenance Fee........................................................................................         23
    Transfer Fee....................................................................................................         24
    Premium Tax.....................................................................................................         24
    Income Taxes....................................................................................................         24
    Reduction or Elimination of Charges and Expenses, and Additional Amounts Credited...............................         24
INCOME OPTIONS......................................................................................................         24
    Annuity Date....................................................................................................         24
    Income Options..................................................................................................         25
    Allocation of Annuity Payments..................................................................................         26
    Transfers During the Income Phase...............................................................................         26
    Deferment of Payments...........................................................................................         27
    The Income Protector............................................................................................         27
TAXES...............................................................................................................         30
    Annuity Contracts in General....................................................................................         30
    Tax Treatment of Distributions--Non-qualified Contracts.........................................................         31
    Tax Treatment of Distributions--Qualified Contracts.............................................................         31
    Minimum Distributions...........................................................................................         31
    Diversification.................................................................................................         31
PERFORMANCE.........................................................................................................         32
OTHER INFORMATION...................................................................................................         32
    The Separate Account............................................................................................         33
    Custodian.......................................................................................................         33
    The General Account.............................................................................................         33
    Distribution of the Contract....................................................................................         33
    Administration..................................................................................................         33
    Year 2000.......................................................................................................         34
    Legal Proceedings...............................................................................................         34
    Additional Information..........................................................................................         35
    State Regulation................................................................................................         35
    Properties......................................................................................................         36
TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION............................................................         67
APPENDIX A--CONDENSED FINANCIAL INFORMATION.........................................................................        A-1
APPENDIX B--MARKET VALUE ADJUSTMENT.................................................................................        B-1
APPENDIX C--PREMIUM TAXES...........................................................................................        C-1

GLOSSARY

We have capitalized some of the technical terms used in this prospectus. To help you understand these terms, we define them in this glossary.

ACCUMULATION PHASE--The period during which you invest money in your contract.

ACCUMULATION UNITS--A measurement we use to calculate the value of the variable portion of your contract during the Accumulation Phase.

ANNUITANT(S)--The person(s) on whose life (lives) we base annuity payments.

ANNUITY DATE--The date on which annuity payments are to begin, as selected by you.

ANNUITY UNITS--A measurement we use to calculate the amount of annuity payments you receive from the variable portion of your contract during the Income Phase.

BENEFICIARY (IES)--The person(s) designated to receive any benefits under the contract if you or the Annuitant dies.

COMPANY--Anchor National Life Insurance Company ("Anchor National"), We, Us, the issuer of this annuity contract.

INCOME PHASE--The period during which we make annuity payments to you.

IRS--The Internal Revenue Service.

NON-QUALIFIED (CONTRACT)--A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account ("IRA").

PURCHASE PAYMENTS--The money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it.

QUALIFIED (CONTRACT)--A contract purchased with pretax dollars. These contracts are generally purchased under a pension plan, specially sponsored program or individual retirement account ("IRA").

STRATEGY(IES)--A sub-account of Variable Annuity Account Five which provides for the variable investment options available under the contract. Each STRATEGY has its own investment objective and is invested in the underlying investment porfolios of the Seasons Series Trust. This investment option allocates assets to three out of six available portfolios, each of which is managed by a different investment advisor.

SELECT PORTFOLIO(S)--A sub-account of Variable Annuity Account Five which provides for the variable investment options available under the contract. Each SELECT PORTFOLIO has a distinct investment objective and is invested in the underlying investment portfolios of the Seasons Series Trust. This investment option allocates assets to an underlying fund in which a portion of the assets is managed by three out of seven advisors.

SEASONS VARIABLE ANNUITY FEE TABLES
                    ------------------------------------------------------------

OWNER TRANSACTION EXPENSES

Withdrawal Charge as a percentage of Purchase Payments:

Year 1..............    9%       Year 6..............    5%
Year 2..............    8%       Year 7..............    4%
Year 3..............    7%       Year 8..............    3%
Year 4..............    6%       Year 9..............    2%
Year 5..............    6%       Year 10.............    0%

Contract Maintenance Charge........  $35 each year ($30 in North Dakota)
Transfer Fee.......................  No charge for first 4 transfers each year; thereafter, the fee is $25 per
                                     transfer ($10 in
                                     Pennsylvania and Texas)

ANNUAL SEPARATE ACCOUNT EXPENSES
(as a percentage of daily net asset value)

If age 80 or younger at contract issue:

Mortality Risk Charge........................       0.90%
Expense Risk Charge..........................       0.35%
Distribution Expense Charge..................       0.15%
                                                     ---
      Total Separate Account Expenses........       1.40%

If age 81 or older at contract issue:

Mortality Risk Charge........................       1.02%
Expense Risk Charge..........................       0.35%
Distribution Expense Charge..................       0.15%
                                                     ---
      Total Separate Account Expenses........       1.52%


                          THE INCOME PROTECTOR EXPENSE
                 (The Income Protector Program is optional and
       if elected the fee is deducted annually from your contract value.)



                                                 Fee as a percentage of
The Income Protector                                      your
    Alternatives                                   Income Benefit Base
----------------------------------------------  -------------------------
Income Protector PLUS.........................            0.15%
Income Protector MAX..........................            0.30%

                         INVESTMENT PORTFOLIO EXPENSES
                              OF SELECT PORTFOLIOS
(Estimated for the current fiscal year as a percentage of daily net asset value of each investment portfolio)


                                                   MANAGEMENT            OTHER         TOTAL ANNUAL
                                                       FEE             EXPENSES          EXPENSES
-------------------------------------------------------------------------------------------------------
SELECT PORTFOLIOS*
--------------------------------------------
    Large Cap Growth                                  .80%                   .30%             1.10%
    Large Cap Composite                               .80%                   .30%             1.10%
    Large Cap Value                                   .80%                   .30%             1.10%
    Mid Cap Growth                                    .85%                   .30%             1.15%
    Mid Cap Value                                     .85%                   .30%             1.15%
    Small Company                                     .85%                   .30%             1.15%
    International Equity                              1.00%                  .30%             1.30%
    Diversified Fixed Income                          .70%                   .30%             1.00%
    Cash Management                                    55%                   .30%              .85%
-------------------------------------------------------------------------------------------------------


                   INVESTMENT PORTFOLIO EXPENSES BY STRATEGY


  (based on the total annual expenses of the underlying investment portfolios reflected below as of the fiscal year end of the Trust (March 31, 1998))



                                                   MANAGEMENT            OTHER         TOTAL ANNUAL
                                                       FEE             EXPENSES          EXPENSES
-------------------------------------------------------------------------------------------------------
Growth                                                .87%                   .38%             1.25%
Moderate Growth                                       .85%                   .36%             1.21%
Balanced Growth                                       .83%                   .34%             1.17%
Conservative Growth                                   .80%                   .32%             1.12%
-------------------------------------------------------------------------------------------------------



IMPORTANT INFORMATION ABOUT PORTFOLIO EXPENSES IF INVESTED IN STRATEGY(IES):


The Investment Portfolio Expenses table set forth below identify the total investment expenses charged by the underlying investment portfolios of Seasons Series Trust. Each contractholder invested in a STRATEGY will incur only a portion of the investment expense of those portfolios in which the STRATEGY invests. The table above entitled "Investment Portfolio Expenses by STRATEGY" shows an approximation of the total investment expenses a contractholder may incur if invested in each respective STRATEGY, after the automatic quarterly rebalancing of such STRATEGY as described on page 15. The actual investment expenses incurred by contractholders within a STRATEGY will vary depending upon the daily net asset value of each investment portfolio in which such STRATEGY is invested.



                         INVESTMENT PORTFOLIO EXPENSES
                       FOR STRATEGY UNDERLYING PORTFOLIOS
(as a percentage of daily net asset value of each investment portfolio as of the fiscal year end of the Trust (March 31, 1998))



                                                   MANAGEMENT            OTHER         TOTAL ANNUAL
                                                       FEE             EXPENSES          EXPENSES
-------------------------------------------------------------------------------------------------------
    Stock                                             .85%                   .36%             1.21%
    Asset Allocation: Diversified Growth              .85%                   .36%             1.21%
    Multi-Managed Growth                              .89%                   .40%             1.29%
    Multi-Managed Moderate Growth                     .85%                   .36%             1.21%
    Multi-Managed Income/Equity                       .81%                   .33%             1.14%
    Multi-Managed Income                              .77%                   .29%             1.06%
-------------------------------------------------------------------------------------------------------

                                    EXAMPLES


You will pay the following expenses on a $1,000 investment, assuming a 5% annual return on assets and:


  (a) surrender of the contract at the end of the stated time period if you were 80 or younger at time of issue;

  (b) surrender of the contract at the end of the stated time period if you were age 81 or older at time of issue.


  (c)If the contract is not surrendered or is annuitized and you were 80 or younger at time of issue.*


  (d)If the contract is not surrendered or is annuitized and you were 81 or older at time of issue.*


                             TIME PERIODS
SELECT PORTFOLIO          1 YEAR     3 YEARS    5 YEARS    10 YEARS

Large Cap Growth         (a) $130   (a) $192   (a) $266   (a) $422
                         (b) $132   (b) $196   (b) $272   (b) $432
                         (c) $40    (c) $122   (c) $206   (c) $422
                         (d) $42    (d) $126   (d) $212   (d) $432

Large Cap Composite      (a) $130   (a) $192   (a) $266   (a) $422
                         (b) $132   (b) $196   (b) $272   (b) $432
                         (c) $40    (c) $122   (c) $206   (c) $422
                         (d) $42    (d) $126   (d) $212   (d) $432

Large Cap Value          (a) $130   (a) $192   (a) $266   (a) $422
                         (b) $132   (b) $196   (b) $272   (b) $432
                         (c) $40    (c) $122   (c) $206   (c) $422
                         (d) $42    (d) $126   (d) $212   (d) $432

Mid Cap Growth           (a) $131   (a) $194   (a) $268   (a) $426
                         (b) $132   (b) $197   (b) $274   (b) $436
                         (c) $41    (c) $124   (c) $208   (c) $426
                         (d) $42    (d) $127   (d) $214   (d) $436

Mid Cap Value            (a) $131   (a) $194   (a) $268   (a) $426
                         (b) $132   (b) $197   (b) $274   (b) $436
                         (c) $41    (c) $124   (c) $208   (c) $426
                         (d) $42    (d) $127   (d) $214   (d) $436

Small Company            (a) $131   (a) $194   (a) $268   (a) $426
                         (b) $132   (b) $197   (b) $274   (b) $436
                         (c) $41    (c) $124   (c) $208   (c) $426
                         (d) $42    (d) $127   (d) $214   (d) $436

International Equity     (a) $132   (a) $198   (a) $275   (a) $439
                         (b) $134   (b) $202   (b) $281   (b) $449
                         (c) $42    (c) $128   (c) $215   (c) $439
                         (d) $44    (d) $132   (d) $221   (d) $449

Diversified Fixed
Income                   (a) $129   (a) $190   (a) $261   (a) $414
                         (b) $131   (b) $193   (b) $267   (b) $424
                         (c) $39    (c) $120   (c) $201   (c) $414
                         (d) $41    (d) $123   (d) $207   (d) $424

Cash Management          (a) $128   (a) $185   (a) $254   (a) $401
                         (b) $129   (b) $189   (b) $260   (b) $411
                         (c) $38    (c) $115   (c) $194   (c) $401
                         (d) $39    (d) $119   (d) $200   (d) $411


STRATEGY                  1 YEAR     3 YEARS    5 YEARS    10 YEARS
Growth                   (a) $132   (a) $196   (a) $271   (a) $432
                         (b) $133   (b) $199   (b) $277   (b) $442
                         (c) $ 42   (c) $126   (c) $211   (c) $432
                         (d) $ 43   (d) $129   (d) $217   (d) $442

Moderate Growth          (a) $131   (a) $195   (a) $270   (a) $429
                         (b) $132   (b) $198   (b) $275   (b) $439
                         (c) $ 41   (c) $125   (c) $210   (c) $429
                         (d) $ 42   (d) $128   (d) $215   (d) $439

Balanced Growth          (a) $131   (a) $194   (a) $268   (a) $426
                         (b) $132   (b) $197   (b) $273   (b) $435
                         (c) $ 41   (c) $124   (c) $208   (c) $426
                         (d) $ 42   (d) $127   (d) $213   (d) $435

Conservative Growth      (a) $130   (a) $192   (a) $265   (a) $421
                         (b) $131   (b) $196   (b) $271   (b) $431
                         (c) $ 40   (c) $122   (c) $205   (c) $421
                         (d) $ 41   (d) $126   (d) $211   (d) $431



* We do not currently charge a surrender charge upon annuitization, unless the contract is annuitized under the Income Protector Program. We will assess any applicable surrender charges upon annuitizations effected using the Income Protector program as if you had fully surrendered your contract.


                     EXPLANATION OF FEE TABLES AND EXAMPLES

1. The purpose of the Fee Tables is to show you the various expenses you will incur directly and indirectly by investing in the contract. The example reflects owner transaction expenses, separate account expenses and investment portfolio expenses by SELECT PORTFOLIO and STRATEGY.


2. The Examples assume that no transfer fees were imposed. Premium taxes are not reflected but may be applicable. Although premium taxes may apply in certain states, they are not reflected in the Examples. In addition, these examples do not reflect the fees associated with the Income Protector Program.



3. For certain investment portfolios in which the SELECT PORTFOLIOS and STRATEGIES invest SunAmerica Asset Management has voluntarily agreed to waive fees or reimburse expenses, if necessary, to keep annual operating expenses at or below the following percentages of each of the following Portfolios' average net assets: Multi-Managed Growth Portfolio 1.29%, Multi-Managed Moderate Growth Portfolio 1.21%, Multi-Managed Income/Equity Portfolio 1.14%, Multi-Managed Income Portfolio 1.06%, Asset Allocation:
      Diversified Growth Portfolio 1.21%, Stock Portfolio 1.21%, Large-Cap Growth Portfolio 1.10%, Large-Cap Composite Portfolio 1.10%, Large-Cap Value Portfolio 1.10%, Mid-Cap Growth Portfolio 1.15%, Mid-Cap Value Portfolio 1.15%, Small-Cap Portfolio 1.15%, International Equity Portfolio 1.30%, Diversified Fixed Income Portfolio 1.00% and Cash Management Portfolio 0.85%. SunAmerica Asset Management also may voluntarily waive or reimburse additional amounts to increase the investment return to a Portfolio's investors. SunAmerica may terminate all such waivers and/or reimbursements at any time. Further, any waivers or reimbursements made by SunAmerica Asset Management with respect to a Portfolio are subject to recoupment from that Portfolio within the following two years, provided that the Portfolio is able to effect such payment to Sun America Asset Management and remain in compliance with the foregoing expense limitations.



4. THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.



The historical accumulation unit values for the STRATEGY(IES) are contained in Appendix A--Condensed Financial Information. Historical accumulation unit values for the Select Portfolio(s) are not yet available since sales of those portfolios have not yet begun

THE SEASONS SELECT VARIABLE ANNUITY
--------------------------------------------------------------------------------

An annuity is a contract between you and an insurance company. You are the owner of the contract. The contract provides three main benefits:

    - Tax Deferral: means that you do not pay taxes on your earnings from the annuity until you withdraw them.

    - Death Benefit: If you die during the Accumulation Phase, the insurance company pays a death benefit to your Beneficiary.

    - Guaranteed Income: If elected, you receive a stream of income for your lifetime, or another available period you select.

This annuity was developed to help you contribute to your retirement savings. This annuity works in two stages, the Accumulation Phase and the Income Phase. Your contract is in the Accumulation Phase during the period when you make payments into the contract. The Income Phase begins when you request us to start making payments to you out of the money accumulated in your contract.

The Contract is called a "variable" annuity because it allows you to invest in variable investment portfolios which we call SELECT PORTFOLIOS and/or STRATEGIES. The SELECT PORTFOLIOS and STRATEGIES, are similar to mutual funds, in that they have specific investment objectives and their performance varies. You can gain or lose money if you invest in these SELECT PORTFOLIOS or STRATEGIES. The amount of money you accumulate in your contract depends on the performance of the SELECT PORTFOLIO(S) or STRATEG(IES) in which you invest.

The Contract also offers several fixed account options for varying time periods. Fixed account options earn interest at a rate set and guaranteed by Anchor National. If you allocate money to the fixed account options, the amount of money that accumulates in your Contract depends on the total interest credited to the particular fixed account option(s) in which you are invested.


For more information on SELECT PORTFOLIO(S), STRATEGY(IES) and fixed account options available under this contract SEE INVESTMENT OPTIONS, PAGE 11.


Anchor National Life Insurance Company (Anchor National, The Company, Us, We) issues the Seasons Select Variable Annuity. When you purchase a Seasons Select Variable Annuity, a contract exists between you and Anchor National. The Company is a stock life insurance company organized under the laws of the state of Arizona. Its principal place of business is 1 SunAmerica Center, Los Angeles, California 90067. The Company conducts life insurance and annuity business in the District of Columbia and all states except New York. Anchor National is an indirect, wholly owned subsidiary of American International Group, Inc., a Delaware corporation.

PURCHASING A SEASONS SELECT VARIABLE ANNUITY
--------------------------------------------------------------------------------

A Purchase Payment is the money you give us to buy a contract. Any additional money you give us to invest in the contract after purchase is a subsequent Purchase Payment.

This chart shows the minimum initial and subsequent Purchase Payments permitted under your contract. These amounts depend upon whether a contract is Qualified or Non-Qualified for tax purposes.

                                                                MINIMUM
                                        MINIMUM INITIAL       SUBSEQUENT
                                       PURCHASE PAYMENT    PURCHASE PAYMENT
                                       -----------------  -------------------
Qualified                                  $   2,000           $     500
Non-Qualified                              $   5,000           $     500

Prior Company approval is required to accept Purchase Payments greater than $1,000,000. Also, the optional Automatic Payment Plan allows you to make subsequent payments as small as $50.00. We may refuse any Purchase Payment.

In general, for a Qualified Contract we will not issue a contract to anyone who is age 70 1/2 or older, unless they certify to us that the minimum distribution required by the IRS is being made. In addition we may not issue a contract to anyone over age 90.

ALLOCATION OF PURCHASE PAYMENTS


We invest your Purchase Payments in the fixed accounts, SELECT PORTFOLIO(S) and/or STRATEGY(IES) according to your instructions. If we receive a Purchase Payment without allocation instructions, we will invest the money according to your last allocation instructions. Purchase Payments are applied to your contract based upon the value of the variable investment option next determined after receipt of your money. SEE INVESTMENT OPTIONS PAGE 11.


In order to issue your contract, we must receive your completed application, Purchase Payment allocation instructions and any other required paper work at our Annuity Service Center. We allocate your initial purchase payment within two days of receiving it. If we do not have complete information necessary to issue your contract, we will contact you. If we do not have the information necessary to issue your contract within 5 business days we will:

    - Send your money back to you, or;

    - Ask your permission to keep your money until we get the information necessary to issue the contract.

ACCUMULATION UNITS

The value of the variable portion of your contract will go up or down depending upon the investment performance of the SELECT PORTFOLIO(S) or STRATEGY(IES) you select. In order to keep track of the value of your contract, we use a unit of measure called an Accumulation Unit which works like a share of a mutual fund. During the Income Phase, we call them Annuity Units.

An Accumulation Unit value is determined each day that the New York Stock Exchange ("NYSE") is open. We calculate an Accumulation Unit for each STRATEGY or SELECT PORTFOLIO after the NYSE closes each day. We do this by:

    1. determining the total value of money invested in a particular STRATEGY or SELECT PORTFOLIO;

    2. subtracting from that amount any asset-based charges and any other charges such as taxes we have deducted; and

    3.  dividing this amount by the number of outstanding Accumulation Units.

FREE LOOK

You may cancel your contract within ten days after receiving it (or longer if required by state law). We call this a "free look." To cancel, you must mail the contract along with your free look request to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299. Unless otherwise required by state law, you will receive back the value of the money allocated to the SELECT PORTFOLIO(S) or STRATEGY(IES) on the day we receive your request plus any Purchase Payment in the fixed investment options. This value may be more or less than the money you initially invested. Thus, the investment risk is borne by you during the free look period.

Certain states require us to return your Purchase Payments upon a free look request. Additionally, all contracts issued as an IRA require the full return of Purchase Payments upon a free look. With respect to those contracts, we reserve the right to put your money in the 1-year fixed investment option during the free look period. If you cancel your contract during the free look period, we return your Purchase Payment or the value of your contract, whichever is larger. At the end of the free look period, we reallocate your money according to your instructions.

INVESTMENT OPTIONS
--------------------------------------------------------------------------------

The contract offers variable investment options which we call SELECT PORTFOLIO(S) and STRATEGY(IES), and fixed investment options. We designed the contract to meet your varying investment needs over time. You can achieve this by using the SELECT PORTFOLIO(S) and/or STRATEGY(IES) alone or in concert with the other and/or the fixed investment options. The SELECT PORTFOLIO(S) and STRATEGY(IES) operate similar to a mutual fund but are only available through the purchase of certain variable annuities. A mixture of your investment in the SELECT PORTFOLIO(S) and/or STRATEGY(IES) and fixed account options may lower the risk associated with investing only in a variable investment option.

VARIABLE INVESTMENT OPTIONS

Each of the variable investment options of the contract invests in underlying portfolios of Seasons Series Trust. SunAmerica Asset Management Company ("SAAMCo"), an affiliate of Anchor National, manages Seasons Series Trust. SAAMCo has engaged sub-advisers to provide investment advice for certain of the underlying investment portfolios.


YOU SHOULD READ THE PROSPECTUS FOR THE SEASONS SERIES TRUST CAREFULLY BEFORE INVESTING. THE PROSPECTUS WHICH IS ATTACHED HERETO CONTAINS DETAILED INFORMATION ABOUT THE UNDERLYING INVESTMENT PORTFOLIOS INCLUDING INVESTMENT OBJECTIVE AND RISK FACTORS.


THE SELECT PORTFOLIOS


The contract offers nine SELECT PORTFOLIO(S), each with a distinct investment objective, utilizing a disciplined investing style to achieve its objective. Each SELECT PORTFOLIO invests in an underlying investment portfolio of the Seasons Series Trust. Except for the Cash Management portfolio, each underlying portfolio is multi-managed by a team of three money managers, one of the underlying portfolios is an unmanaged component that tracks a particular target index or subset of an index. The unmanaged component of each underlying portfolio is intended to balance some of the risks associated with an actively traded portfolio.

Each underlying portfolio and the respective managers are:

LARGE-CAP GROWTH                                   LARGE-CAP COMPOSITE
Bankers Trust Company ("Bankers Trust")            Bankers Trust
Goldman Sachs Assets Management ("Goldman Sachs)   SAAMCo
Janus Capital Corporation ("Janus")                T. Rowe Price Associates, Inc. ("T. Rowe
                                                   Price")

LARGE-CAP VALUE                                    MID-CAP GROWTH
Bankers Trust                                      Bankers Trust
T. Rowe Price                                      T. Rowe Price
Wellington Management Company, LLP ("Wellington")  Wellington

MID-CAP VALUE                                      SMALL-CAP
Bankers Trust                                      Bankers Trust
Goldman Sachs                                      Lord Abbett
Lord Abbett & Co. ("Lord Abbett")                  SAAMCo

INTERNATIONAL EQUITY                               DIVERSIFIED FIXED INCOME
Bankers Trust                                      Bankers Trust
Goldman Sachs Asset Management International       SAAMCo
Lord Abbett                                        Wellington

CASH MANAGEMENT
SAAMCo

SELECT PORTFOLIO OPERATION


Each SELECT PORTFOLIO is designed to meet a distinct investment objective facilitated by the management philosophy of three different money managers. Generally, an equal portion of the Purchase Payments received for allocation to each SELECT PORTFOLIO will be allocated among the three managers for that SELECT PORTFOLIO. Each quarter SAAMCo will evaluate the asset allocation between the three managers of each SELECT PORTFOLIO. If SAAMCo determines that the assets have become significantly unequal in allocation among the managers, then the in-coming cash flows may be redirected in an attempt to stabilize the allocations. Generally, existing SELECT PORTFOLIO assets will not be rebalanced. However, we reserve the right to do so in the event that it is deemed necessary and not adverse to the interests of contract owners invested in the SELECT PORTFOLIO. Transfers made as a result of rebalancing a SELECT PORTFOLIO are not considered a transfer under your contract.


THE STRATEGIES

The contract offers four multi-manager variable investment STRATEGY(IES), each with a different investment objective. We designed the STRATEGY(IES) utilizing an asset allocation approach to meet your investment needs over time, considering factors such as your age, goals and risk tolerance. However, each STRATEGY is designed to achieve different levels of growth over time.

Each STRATEGY invests in three underlying investment portfolios of the Seasons Series Trust. The allocation of money among these investment portfolios varies depending on the objective of the STRATEGY.

The underlying investment portfolios of Seasons Series Trust in which the STRATEGY(IES) invest include the Asset Allocation--Diversified Growth Portfolio, the Stock Portfolio and the Multi-Managed Growth, Multi-Managed Moderate Growth, Multi-Managed Income/Equity and Multi-Managed Income Portfolios (the "Multi-Managed Portfolios").

The Asset Allocation: Diversified Growth Portfolio is managed by Putnam Investment Management, Inc. The Stock Portfolio is managed by T. Rowe Price Associates, Inc. All of the Multi-Managed Portfolios include the same three basic investment components: a growth component managed by Janus Capital Corporation, a balanced component managed by SAAMCo and a fixed income component managed by Wellington Management Company, LLP. The Growth STRATEGY and the Moderate Growth STRATEGY also have an aggressive growth component which SAAMCo manages. The percentage that any one of these components represents in each Multi-Managed Portfolio varies in accordance with the investment objective.


Each STRATEGY uses an investment approach based on asset allocation. This approach is achieved by each STRATEGY investing in distinct percentages in three specific underlying funds of the Seasons Series Trust. In turn, the underlying funds invest in a combination of domestic and international stocks, bonds and cash. Based on the percentage allocation to each specific underlying fund and each underlying fund's investment approach, each STRATEGY has a neutral asset allocation mix of stocks, bonds and cash. At the beginning of each quarter a rebalancing occurs among the underlying funds to realign each STRATEGY with its distinct percentage investment in the three underlying funds. This rebalancing is designed to help maintain the neutral asset allocation mix for each STRATEGY. The pie charts on the following pages demonstrate:



    - the neutral asset allocation mix for each STRATEGY; and



    - the percentage allocation in which each STRATEGY invests.



STRATEGY REBALANCING



Each STRATEGY is designed to meet its investment objective by allocating a portion of your money to three different investment portfolios. In order to maintain the mix of investment portfolios consistent with each STRATEGY's objective, each STRATEGY within your contract is rebalanced each quarter. On the first business day of each quarter (or as close to such date as is administratively practicable) it will be allocated among the various investment portfolios according to the percentages set forth on the prior pages. Additionally, within each Multi-Managed Portfolio, your money will be rebalanced among the various components. We also reserve the right to rebalance any STRATEGY more frequently if deemed necessary and in no event adverse to the interests of contract owners invested in such STRATEGY. Rebalancing a STRATEGY may involve shifting a portion of assets out of underlying investment portfolios with higher returns into underlying investment portfolios with relatively lower returns. Transfers made as a result of rebalancing a STRATEGY do not constitute a transfer under your contract.

                                     GROWTH

    GOAL: Long-term growth of capital, allocating its assets primarily to stocks. This STRATEGY may be best suited for those with longer periods to invest.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stocks           80%
Bonds            15%
Cash              5%

                             UNDERLYING INVESTMENT
                             PORTFOLIOS & MANAGERS

ASSET ALLOCATION: DIVERSIFIED
 GROWTH PORTFOLIO                  25%
Managed by Putnam Investment
 Management, Inc.

STOCK PORTFOLIO                    25%
Managed by T. Rowe Price
 Associates, Inc.

MULTI-MANAGED GROWTH PORTFOLIO     50%

Managed by:
    Janus Capital Corporation
    SunAmerica Asset Management Corp.
    Wellington Management Company, LLP

                                MODERATE GROWTH

    GOAL: Growth of capital through investments in equities, with a secondary objective of conservation of principal by allocating more of its assets to bonds than the Growth STRATEGY. This STRATEGY may be best suited for those nearing retirement years but still earning income.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stocks           70%
Bonds            25%
Cash              5%

                             UNDERLYING INVESTMENT
                             PORTFOLIOS & MANAGERS

ASSET ALLOCATION: DIVERSIFIED
 GROWTH PORTFOLIO                 25%
Managed by Putnam Investment
 Management, Inc.

STOCK PORTFOLIO                   20%
Managed by T. Rowe Price
 Associates, Inc.

MULTI-MANAGED MODERATE GROWTH
 PORTFOLIO                        55%

Managed by:
    Janus Capital Corporation
    SunAmerica Asset Management Corp.
    Wellington Management Company, LLP

                                BALANCED GROWTH

    Goal: Focuses on conservation of principal by investing in a more balanced weighting of stocks and bonds, with a secondary objective of seeking a high total return. This STRATEGY may be best suited for those approaching retirement and with less tolerance for investment risk.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stocks           55%
Bonds            40%
Cash              5%

                             UNDERLYING INVESTMENT
                             PORTFOLIOS & MANAGERS

ASSET ALLOCATION: DIVERSIFIED
 GROWTH PORTFOLIO                  25%
Managed by Putnam Investment
 Management, Inc.

STOCK PORTFOLIO                    20%
Managed by T. Rowe Price
 Associates, Inc.

MULTI-MANAGED INCOME/EQUITY
 PORTFOLIO                         55%

Managed by:
    Janus Capital Corporation
    SunAmerica Asset Management Corp.
    Wellington Management Company, LLP

                              CONSERVATIVE GROWTH

    Goal: Capital preservation while maintaining some potential for growth over the long term. This STRATEGY may be best suited for those with lower investment risk tolerance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Stocks           42%
Bonds            53%
Cash              5%

                             UNDERLYING INVESTMENT
                             PORTFOLIOS & MANAGERS

ASSET ALLOCATION: DIVERSIFIED
 GROWTH PORTFOLIO                 25%
Managed by Putnam Investment
 Management, Inc.

STOCK PORTFOLIO                   15%
Managed by T. Rowe Price
 Associates, Inc.

MULTI-MANAGED INCOME PORTFOLIO    60%

Managed by:
    Janus Capital Corporation
    SunAmerica Asset Management Corp.
    Wellington Management Company, LLP

SUBSTITUTION


If any of the underlying investment portfolios is no longer available, we may be required to substitute shares of another investment portfolio. We will seek any required prior approval of the SEC and give you notice before doing this.

FIXED INVESTMENT OPTIONS

The contract also offers seven fixed investment options. Anchor National will guarantee the interest rate earned on money you allocate to any of these fixed investment options. We currently offer fixed investment options for periods of one, three, five, seven and ten years, which we call guarantee periods. In Maryland or Washington only the one year fixed investment option is available. The seven and ten year guarantee periods are not available in Oregon. Additionally, we guarantee the interest rate for money allocated to the six-month DCA fixed account and/ or the one year DCA fixed account (the "DCA fixed accounts") which are available only in conjunction with the Dollar Cost Averaging Program. Please see the section on the Dollar Cost Averaging Program on the next page for additional information about, including limitations on, the availability and operation of the DCA fixed accounts. The DCA fixed accounts are only available for new Purchase Payments.

All of these fixed account options pay interest at rates set and guaranteed by Anchor National. Interest rates may differ from time to time and are set at our sole discretion. We will never credit less than a 3% annual effective rate to any of the fixed account options. The interest rate offered for new Purchase Payments may differ from that offered for subsequent Purchase Payments and money already in the fixed account options. In addition, different guarantee periods offer different interest rates. Once established, the rates for specified payments do not change during the specified period.

When a guarantee period ends, you may leave your money in the same guarantee period. You may also reallocate money to another fixed investment option (other than the DCA fixed accounts) or to any of the SELECT PORTFOLIO(S) or STRATEGY(IES). If you want to reallocate your money, you must contact us within 30 days after the end of the current guarantee period and instruct us how to reallocate your money. If we do not hear from you, we will keep your money in the same guarantee period where it will earn the renewal interest rate applicable at that time.

MARKET VALUE ADJUSTMENT


NOTE: THE FOLLOWING DISCUSSION APPLIES TO THE 3, 5, 7 OR 10 YEAR FIXED INVESTMENT OPTIONS ONLY. THESE OPTIONS ARE NOT AVAILABLE IN ALL STATES. PLEASE CONTACT YOUR FINANCIAL REPRESENTATIVE FOR MORE INFORMATION. THIS DISCUSSION DOES NOT APPLY TO WITHDRAWALS TO PAY A DEATH BENEFIT OR CONTRACT FEES AND CHARGES.

If you take money out of the 3, 5, 7 or 10 year fixed investment options before the end of the guarantee period, we make an adjustment to your contract (the "market value adjustment"). This market value adjustment reflects any difference in the interest rate environment between the time you place your money in the fixed investment option and the time when you withdraw that money. This adjustment can increase or decrease your contract value. You have 30 days after the end of each guarantee period to reallocate your funds without incurring a market value adjustment.

We will not assess a market value adjustment against withdrawals made (1) to pay a death benefit; (2) to pay contract fees and charges; or (3) to begin the income phase of your contract on the latest annuity date.

We calculate the market value adjustment by doing a comparison between current rates and the rate being credited to you in the fixed investment option. For the current rate we use a rate being offered by us for a guarantee period that is equal to the time remaining in the guarantee period from which you seek withdrawal. If we are not currently offering a guarantee period for that period of time, we determine an applicable rate by using a formula to arrive at a number between the interest rates currently offered for the two closest periods available.

Generally, if interest rates drop between the time you put your money into the fixed investment options and the time you take it out, we credit a positive adjustment to your contract. On the other hand, if interest rates increase during the same period, we post a negative adjustment to your contract.

Where the market value adjustment is negative, we first deduct the adjustment from any money remaining in the fixed investment option. If there is not enough money in the fixed investment option to meet the negative deduction, we deduct the remainder from your withdrawal. Where the market value adjustments is positive, we add the adjustment to your withdrawal amount.

The one year fixed investment option and the DCA fixed accounts do not impose a market value adjustment. These fixed investment options are not registered under the Securities Act of 1933 and are not subject to the provisions of the Investment Company Act of 1940.

Please see Appendix B for more information on how we calculate the market value adjustment.

TRANSFERS DURING THE ACCUMULATION PHASE


Except as provided in the next sentence with respect to the DCA fixed accounts, you can transfer money among the SELECT PORTFOLIO(S), STRATEGY(IES) and the fixed investment options by written request or by telephone. Although you may transfer money out of the DCA Account, you may not transfer money into the DCA fixed account from any SELECT PORTFOLIO, STRATEGY or fixed investment option. You can make four transfers every year without incurring a transfer charge. We measure a year from the anniversary of the date we issued your contract. If you make more than four transfers in a year, there is a $25 fee per transfer ($10 in Pennsylvania and Texas). Additionally, transfers out of a 3, 5, 7 or 10 year fixed investment option may be subject to a market value adjustment.


The minimum amount you can transfer is $500, or a lesser amount if you transfer the entire balance from a SELECT PORTFOLIO, STRATEGY or a fixed investment option. Any money remaining in a SELECT PORTFOLIO, STRATEGY or fixed investment option after making a transfer must equal at least $500. Your request for transfer must clearly state which investment option(s) are involved and the amount you want to transfer. Please see the section below on Dollar Cost Averaging for specific rules regarding the DCA Account.

We will accept transfers by telephone unless you specify otherwise on your contract application. Additionally, in the future you may be able to execute transfers or other financial transactions over the internet. When receiving instructions over the telephone, we follow appropriate procedures to provide reasonable assurance that the transactions executed are genuine. Thus, we are not responsible for any claim, loss or expense from any error resulting from instructions received over the telephone.

Upon implementation of internet account transfers we will have appropriate procedures in place to provide reasonable assurance that the transactions executed are genuine. Thus, we would not be responsible for any claim, loss or expense from any error resulting from instructions received over the internet. If we fail to follow our procedures we may be liable for any losses due to unauthorized or fraudulent transactions.


For information regarding transfers during the Income Phase, see INCOME OPTIONS on page 25.


We may limit the number of transfers in any contract year or refuse any transfer request for you or others invested in the contract if we believe that:

    - Excessive trading or a specific transfer request or group transfer requests may have a detrimental effect on unit values or the share prices of the underlying Variable Portfolios; or

    - The underlying Variable Portfolios inform us that they need to restrict the purchase or redemption of the shares because of excessive trading or because a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying Variable Portfolios.

Where permitted by law, we may accept your authorization for a third party to make transfers for you subject to our rules. We reserve the right to suspend or cancel such acceptance at any time and will notify you accordingly. Additionally, we may restrict the investment options available for transfers during any period in which such third party acts for you. We notify such third party beforehand regarding any restrictions. However, we will not enforce these restrictions if we are satisfied that:

    - such third party has been appointed by a court of competent jurisdiction to act on your behalf; or

    - such third party is a trustee/fiduciary appointed, by you or for you, to act on your behalf for all your financial affairs.

We may provide administrative or other support services to independent third parties you authorize to make transfers on your behalf. We do not currently charge you extra for providing these support services. This includes, but is not limited to, transfers between investment options in accordance with market timing strategies. Such independent third parties may or may not be appointed with us for the sale of annuities. However, WE DO NOT ENGAGE ANY THIRD PARTIES TO OFFER INVESTMENT ALLOCATION SERVICES OF ANY TYPE. WE TAKE NO RESPONSIBILITY FOR THE INVESTMENT ALLOCATION AND TRANSFERS TRANSACTED ON YOUR BEHALF BY SUCH THIRD PARTIES OR FOR ANY INVESTMENT ALLOCATION RECOMMENDATIONS MADE BY SUCH PARTIES.

We reserve the right to modify, suspend or terminate the transfer privileges at any time.

DOLLAR COST AVERAGING

The Dollar Cost Averaging ("DCA") program allows you to invest gradually in the variable investment options. Under the program you systematically transfer a set dollar amount or percentage of any SELECT PORTFOLIO and/or STRATEGY or from the 1-year fixed account option (source accounts) to any other SELECT PORTFOLIO or STRATEGY. Transfers may be monthly or quarterly. You may change the frequency at any time by notifying us in writing. The minimum transfer amount under the DCA program is $500, regardless of the source account.

We also offer the 6-month and a 1-year DCA fixed accounts exclusively to facilitate this program. The DCA fixed accounts only accept new Purchase Payments. You can not transfer money already in your contract into these options. If you allocate a Purchase Payment into a DCA fixed account, we transfer all your money allocated to that account into the SELECT PORTFOLIO(S) or STRATEGY(IES) you select over the selected 6-month or 1-year period. You cannot change the option or the frequency of transfers once selected.

If allocated to the 6-month DCA fixed account, we transfer your money over a maximum of 6 monthly transfers. We base the actual number of transfers on the total amount allocated to the account. For example, if you allocate $500 to the 6-month DCA fixed account, we transfer your money over a period of five months, so that each payment complies with the $100 per transfer minimum.

We determine the amount of the transfers from the 1-year DCA fixed account based on

    - the total amount of money allocated to the account, and

    - the frequency of transfers selected.

For example, let's say you allocate $1,000 to the 1-year DCA account. You select monthly transfers. We completely transfer all of your money to the selected investment options over a period of ten months.

You may terminate your DCA program at any time. If money remains in the DCA fixed account, we transfer the remaining money to the 1-year fixed investment option, unless we receive different instructions from you.

Transfers under the DCA program do not count against your four free transfers per year. In addition, transfers resulting from a termination of this program do not count towards your 4 free transfers.

The DCA program is designed to lessen the impact of market fluctuations on your investment. However, we cannot ensure that you will make a profit. When you elect the DCA Program, you are continuously investing in securities regardless of fluctuating price levels. You should consider your tolerance for investing through periods of fluctuating price levels.

We reserve the right to modify, suspend or terminate this program at any time.

    EXAMPLE:

    Assume that you want to gradually move $750 each quarter from the Cash Management Portfolio to the Mid-Cap Value SELECT PORTFOLIO over six quarters. You set up dollar cost averaging and purchase Accumulation Units at the following values:

 QUARTER   ACCUMULATION UNIT    UNITS PURCHASED
---------  -----------------  -------------------
    1          $    7.50                 100
    2          $    5.00                 150
    3          $   10.00                  75
    4          $    7.50                 100
    5          $    5.00                 150
    6          $    7.50                 100

    You paid an average price of only $6.67 per Accumulation Unit over six quarters, while the average market price actually was $7.08. By investing an equal amount of money each month, you automatically buy more Accumulation Units when the market price is low and fewer Accumulation Units when the market price is high. This example is for illustrative purposes only.

PRINCIPAL ADVANTAGE PROGRAM

The Principal Advantage Program allows you to invest in one or more of the SELECT PORTFOLIO(S) or STRATEGY(IES) without putting your principal at direct risk. The program accomplishes this by allocating your investment strategically between the fixed investment options (other than the DCA fixed accounts) and the SELECT PORTFOLIO or STRATEGY you select. You decide how much you want to invest and approximately when you want a return of principal. We calculate how much of your Purchase Payment needs to be allocated to the particular fixed investment option to ensure that it grows to an amount equal to your total principal invested under this program.

We reserve the right to modify, suspend or terminate this program at any time.

    EXAMPLE:

    Assume that you want to allocate a portion of your initial Purchase Payment of $100,000 to the fixed investment option. You want the amount allocated to the fixed investment option to grow to $100,000 in 7 years. If the 7-year fixed investment option is offering a 5% interest rate, we will allocate $71,068.13 to the 7-year fixed investment option to ensure that this amount will grow to $100,000 at the end of the 7-year period. The remaining $28,931.87 may be allocated among the SELECT PORTFOLIO(S) or STRATEGY(IES), as determined by you, to provide opportunity for greater growth. This example assumes that you are NOT participating in the Income Protector Plus or Max.

VOTING RIGHTS

Anchor National is the legal owner of the Seasons Series Trust shares. However, when an underlying portfolio solicits proxies in conjunction with a vote of shareholders, we must obtain your instructions on how to vote those shares. We vote all of the shares we own in proportion to your instructions. This includes any shares we own on our own behalf. Should we determine that we are no longer required to comply with these rules, we will vote the shares in our own right.

SUBSTITUTION

If any of the underlying portfolios become unavailable for investment, we may be required to substitute shares of another investment portfolio. We will seek prior approval of the SEC and give you notice before substituting shares.

ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------

You can access money in your contract in two ways:

    - by making a partial or total withdrawal, and/or;


    - by receiving income payments during the Income Phase. SEE INCOME OPTIONS PAGE 24.



Generally, we deduct a withdrawal charge applicable to any total or partial withdrawal and a market value adjustment if a withdrawal comes from the 3, 5, 7 or 10 year fixed investment options prior to the end of a guarantee period. If you withdraw your entire contract value, we also deduct any applicable premium
taxes and a contract maintenance fee. See EXPENSES page   . We calculate charges
due on a total withdrawal on the day after we receive your request and other required paper work. We return your contract value less any applicable fees and charges.

FREE WITHDRAWAL PROVISION


Your contract provides for a free withdrawal amount each year. A free withdrawal amount is the portion of your account that we allow you to take out each year without being charged a surrender penalty. However, upon a future full surrender of your contract we will recoup any surrender charges which would have been due if your prior free withdrawal(s) had not been free.


To determine your free withdrawal amount and your surrender charge, we refer to two special terms. These are penalty free earnings and the total invested amount.

The penalty-free earnings portion of your contract is simply your account value less your total invested amount. The total invested amount is the total of all Purchase Payments you have made into the contract less portions of some prior withdrawals you made. The portions of prior withdrawals that reduce your total invested amount are as follows:

    1. Any free withdrawals in any year that were in excess of your penalty free earnings and were based on the part of the Total Investment Amount that was no longer subject to surrender charges at the time of the withdrawal.

    2. Any prior withdrawals of the Total Investment Amount on which you already paid a surrender penalty, plus any surrender charge paid on such a withdrawal.

When you make a withdrawal, we assume that it is taken from penalty-free earnings first, then from the total invested amount on a first-in, first-out basis. This means that you can also access your Purchase Payments which are no longer subject to a surrender charge before those Purchase Payments which are still subject to the surrender charge.

During the first year after we issue your contract your free withdrawal amount is the greater of:

    1.  Your penalty-free earnings and;

    2. If you are participating in the Systematic Withdrawal program, a total of 10% of your total invested amount.

After the first contract year, you can take out the greater of the following amounts each year:

    1. Your penalty free earnings and any portion of your total invested amount no longer subject to surrender charges

    2. 10% of the portion of your total invested amount that has been in your contract for at least one year.


The minimum partial withdrawal amount is $1,000. We require that the value left in any SELECT PORTFOLIO, STRATEGY or fixed account be at least $500 after the withdrawal. You must send a written withdrawal request. Unless you provide us with different instructions, partial withdrawals will be made in equal amounts from each SELECT PORTFOLIO, STRATEGY and the fixed investment option in which your contract is invested. Withdrawals from fixed investment options prior to the end of the guarantee period may result in a market value adjustment.


We may be required to suspend or postpone the payment of a withdrawal for any period of time when: (1) the NYSE is closed (other than a customary weekend and holiday closings); (2) trading with the NYSE is restricted; (3) an emergency exists such that disposal of or determination of the value of shares of the Portfolios is not reasonably practicable; (4) the SEC, by order, so permits for the protection of contract owners.

Additionally, we reserve the right to defer payments for a withdrawal from a fixed investment option. Such deferrals are limited to no longer than six months.

SYSTEMATIC WITHDRAWAL PROGRAM

If you elect, we use money in your contract to pay you monthly, quarterly, semi-annual or annual payments during the Accumulation Phase. Electronic transfer of these funds to your bank account is also available. The minimum amount of each withdrawal is $250. There must be at least $500 remaining in your contract at all times. Withdrawals may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2. Any withdrawals you make using this program count against your free withdrawal amount as described above. Withdrawals in excess of that amount may incur a withdrawal charge. There is no additional charge for participating in this program.

The program is not available to everyone. Please check with our Annuity Service Center, which can provide the necessary enrollment forms. We reserve the right to modify, suspend or terminate this program at any time.

MINIMUM CONTRACT VALUE

Where permitted by state law, we may terminate your contract if both of the following occur: (1) your contract is less than $500 as a result of withdrawals; and (2) you have not made any Purchase Payments during the past three years. We will provide you with sixty days written notice. At the end of the notice period, we will distribute the contract's remaining value to you.

QUALIFIED CONTRACT OWNERS


Certain qualified plans restrict and/or prohibit your ability to withdraw money from your contract. See TAXES, page 31 for a more detailed explanation.


DEATH BENEFIT
--------------------------------------------------------------------------------

If you die during the Accumulation Phase of your contract, we pay a death benefit to your Beneficiary.

If at the time we issued your contract, you were 80 years old or younger, the death benefit is the greatest of:

    1. the value of your contract at the time we receive satisfactory proof of death; or

    2. total Purchase Payments less withdrawals (and any fees or charges applicable to such withdrawals) in an amount proportionate to the amount by which such withdrawals decreased contract values, compounded at a 4% annual growth rate until the date of death (3% growth rate if 70 or older at the time of contract issue); or


    3. the value of your contract on the seventh contract anniversary, plus any Purchase Payments and less withdrawals (and any fees or charges applicable to such withdrawals) in an amount proportionate to the amount by which such withdrawals decreased contract values, since the seventh contract anniversary, all compounded at a 4% annual growth rate until the date of death (3% growth rate if age 70 or older at the time of contract issue); or


    4. the maximum anniversary value on any contract anniversary prior to your 81st birthday. The anniversary value equals the value of your contract on a contract anniversary plus any Purchase Payments and less any withdrawals (and any fees or charges applicable to such withdrawals) in an amount proportionate to the amount by which such withdrawals decreased contract values, since that contract anniversary.

If at the time we issue your contract, you were 81 years old or older, the death benefit is the greater of:

    1. the value of your contract at the time we receive satisfactory proof of death; or

    2. total Purchase Payments less withdrawals (and any fees or charges applicable to such withdrawals) in an amount proportionate to the amount by which such withdrawals decreased contract values, compounded at a 3% annual growth rate until the date of death.

The death benefit is not paid after you switch to the Income Phase. If you die during the Income Phase, your Beneficiary will receive any remaining guaranteed income payments in accordance with the income option you choose. See INCOME
OPTIONS, page   .

You select the Beneficiary to receive any amounts payable on death. You may change the Beneficiary at any time, unless you previously made an irrevocable Beneficiary designation. A new Beneficiary designation is not effective until we record the change.

The death benefit will be paid out when we receive adequate proof of death: (1) a certified copy of a death certificate; (2) a certified copy of a decree of court of competent jurisdiction as to the finding of death; (3) a written statement by a medical doctor who attended the deceased at the time of death; or
(4) any other proof satisfactory to us. We may also require additional documentation or proof in order for the death benefit to be paid.


The death benefit must begin payment immediately upon receipt of all necessary documents and, in any event, must be paid within 5 years of the date of death. The Beneficiary may, in the alternative, elect to have the death benefit payable in the form of an annuity. If the Beneficiary elects an income option, it must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy. Income payments must begin within one year of your death. If the Beneficiary is the spouse of the owner, he or she can elect to continue the contract at the then current value, rather than receive a death benefit.


If the Beneficiary does not make a specific election as to how they want the death benefit distributed within sixty days of our receipt of adequate proof of death, it will be paid in a lump sum.

DEATH OF THE ANNUITANT

If the Annuitant dies before annuity payments begin, you can name a new Annuitant. If no Annuitant is named within 30 days, you will become the Annuitant. However, if the owner is a non-natural person (for example, a corporation), then the death of the Annuitant will be treated as the death of the owner, no new Annuitant may be named and the death benefit will be paid.

EXPENSES
--------------------------------------------------------------------------------


There are charges and expenses associated with your contract. These charges and expenses reduce your investment return. We will not increase the contract maintenance fee or withdrawal charges under your contract. However the investment charges under your contract may increase or decrease. Some states may require that we charge less than the amounts described below.


INSURANCE CHARGES

If you are age 80 or younger when your contract is issued, the amount of this charge is 1.40% annually of the value of your contract invested in the SELECT PORTFOLIO(S) and/or STRATEGY(IES). If you are are 81 or older at the time of contract issue, the insurance charge is 1.52% annually of the value of your contract invested in the SELECT PORTFOLIO(S) and/or STRATEGY(IES).


We deduct the charge daily from the value of your contract allocated to the Variable Portfolios. The insurance charge compensates us for the mortality and expense risks and the costs of contract distribution assumed by Anchor National.

If these charges do not cover all of our expenses, we will pay the difference. Likewise, if these charges exceed our expenses, we will keep the difference.

WITHDRAWAL CHARGES


During the Accumulation Phase you may make withdrawals from your contract. However, a withdrawal charge may apply. We apply a withdrawal charge upon an early withdrawal against each Purchase Payment you put into the contract. The withdrawal charge equals a percentage of the Purchase Payment you take out of the contract. The withdrawal charge percentage declines each year a purchase payment is in the contract, as follows:

       YEAR              1             2             3             4             5             6             7             8
------------------     -----         -----         -----         -----         -----         -----         -----         -----
WITHDRAWAL CHARGE            9%            8%            7%            6%            6%            5%            4%            3%

       YEAR              9             10
------------------     -----         -----
WITHDRAWAL CHARGE            2%            0%


After a Purchase Payment has been in the contract for nine complete years, the withdrawal charge no longer applies.


When calculating the withdrawal charge, we treat withdrawals as coming first from the Purchase Payments that have been in your contract the longest. However, for tax purposes, your withdrawals are considered earnings first, then Purchase Payments.


Whenever possible, we deduct the withdrawal charge from the money remaining in your contract from each of your investment options on a pro-rata basis. If you withdraw all of your contract value, we deduct any applicable withdrawal charges from the amount withdrawn.



The contract provides a free withdrawal amount every year. See ACCESS TO YOUR MONEY page 20.



We will not assess a withdrawal charge for money withdrawn to pay a death benefit. We will not assess a withdrawal charge upon election to receive income payments from your contract, except when you elect to begin the Income Phase using the Income Protector program. If you annuitize using the Income Protector program, we assess the entire withdrawal charge applicable to Purchase Payments remaining in your contract when calculating your Income Benefit Base, as if you fully surrendered your contract as of the Income Benefit Date. See INCOME OPTIONS page 25.



Withdrawals made prior to age 59 1/2 may result in tax penalties. See TAXES page 31.


INVESTMENT CHARGES


Charges are deducted from the assets of the investment portfolios underlying the SELECT PORTFOLIO(S) or STRATEGY(IES) for the advisory and other expenses of the portfolios. THE FEE TABLE BEGINNING ON PAGE 4 ILLUSTRATES THESE CHARGES AND EXPENSES. FOR MORE DETAILED INFORMATION ON THESE INVESTMENT CHARGES, REFER TO THE PROSPECTUS FOR THE SEASONS SERIES TRUST, ATTACHED.


CONTRACT MAINTENANCE FEE

During the Accumulation Phase, we subtract a contract maintenance fee from your account once per year. This charge compensates us for the cost of contract administration. We will deduct the $35 ($30 in North Dakota) contract maintenance fee from your account value on your contract anniversary. If you withdraw your entire contract value, we deduct the fee from that withdrawal.

If your contract value is $50,000 or more on your contract anniversary date, we will waive the charge. This waiver is subject to change without notice.

TRANSFER FEE

We currently permit four free transfers between investment options, every contract year. We charge you $25 for each transfer over four in any one year ($10 in Pennsylvania and Texas). We deduct the transfer fee from the SELECT PORTFOLIO(S), STRATEGY and/or fixed investment option from which you request the
transfer. See INVESTMENT OPTIONS, page   .

PREMIUM TAX

Certain states charge the Company a tax on the premiums you pay into the contract. We deduct from your contract these premium tax charges. Currently we deduct the charge for premium taxes when you take a full withdrawal or annuitize the contract. In the future, we may assess this deduction at the time you put Purchase Payment(s) into the contract or upon payment of a death benefit.

APPENDIX B provides more information about premium taxes.

INCOME TAXES

We do not currently deduct income taxes from your contract. We reserve the right to do so in the future.

REDUCTION OR ELIMINATION OF CHARGES AND EXPENSES, AND ADDITIONAL AMOUNTS
CREDITED

Sometimes sales of the contracts to groups of similarly situated individuals may lower our administrative and/or sales expenses. We reserve the right to reduce or waive certain charges and expenses when this type of sale occurs. In addition, we may also credit additional interest to policies sold to such groups. We determine which groups are eligible for such treatment. Some of the criteria we evaluate to make a determination are: size of the group; amount of expected Purchase Payments; relationship existing between us and prospective purchaser; nature of the purchase; length of time a group of contracts is expected to remain active; purpose of the purchase and whether that purpose increases the likelihood that our expenses will be reduced; and/or any other factors that we believe indicate that administrative and/or sales expenses may be reduced.

Anchor National may make such a determination regarding sales to its employees, it affiliates' employees and employees of currently contracted broker-dealers; its registered representatives and immediate family members of all of those described.

We reserve the right to change or modify any such determination or the treatment applied to a particular group, at any time.

INCOME OPTIONS
--------------------------------------------------------------------------------

ANNUITY DATE


During the Income Phase, the money in your Contract is used to make regular income payments to you. You may switch to the Income Phase any time after your 2nd contract anniversary. You select the month and year in which you want income payments to begin. The first day of that month is the Annuity Date. You may change your Annuity Date, so long as you do so at least seven days before the income payments are scheduled to begin. Once you begin receiving income payments, you cannot change your Income Option. Except as discussed under Option 5, once you begin receiving income payments, you cannot otherwise access your money through a withdrawal or surrender.

Income payments must begin on or before your 90th birthday or on your tenth contract anniversary, whichever occurs later. If you do not choose an Annuity Date, your income payments will automatically begin on this date. Certain states may require your income payments to start earlier.

If the Annuity Date is past your 85th birthday, your contract could lose its status as an annuity under Federal tax laws. This may cause you to incur adverse tax consequences. In addition, certain Qualified contracts require you to take
minimum distributions after you reach age 70 1/2. See TAXES, page   .

INCOME OPTIONS

Currently, this Contract offers 5 Income Options. If you elect to receive income payments but do not select an option, your income payments will be made in accordance with option 4 for a period of 10 years. For income payments selected for joint lives, we pay according to option 3.

We base our calculation of income payments on the life of the Annuitant and the annuity rates set forth in your contract. As the contract owner, you may change the Annuitant at any time prior to the Annuity Date. You must notify us if the Annuitant dies before the Annuity Date and then designate a new Annuitant.

OPTION 1 - LIFE INCOME ANNUITY

This option provides income payments for the life of the Annuitant. Income payments stop when the Annuitant dies.

OPTION 2 - JOINT AND SURVIVOR LIFE ANNUITY

This option provides income payments for the life of the Annuitant and for the life of another designated person. Upon the death of either person, we will continue to make income payments during the lifetime of the survivor. Income payments stop whenever the survivor dies.


OPTION 3 - JOINT AND 100% SURVIVOR LIFE ANNUITY WITH 10 OR 20 YEAR PERIOD
CERTAIN


This option is similar to option 2 above, with an additional guarantee of payments for at least 10 or 20 years. If the Annuitant and the Survivor die before all of the payments have been made, the remaining payments are made to the Beneficiary under your Contract.

OPTION 4 - LIFE ANNUITY WITH 10 OR 20 YEAR PERIOD CERTAIN

This option is similar to option 1 above. In addition, this option provides a guarantee that income payments will be made for at least 10 or 20 years. You select the number of years. If the Annuitant dies before all guaranteed income payments are made, the remaining income payments go to the Beneficiary under your Contract.

OPTION 5 - INCOME FOR A SPECIFIED PERIOD


This option provides income payments for a guaranteed period ranging from 5 to 30 years. If the Annuitant dies before all the guaranteed income payments are made, the remaining income payments are made to the Beneficiary under your contract. Additionally, if variable income payments are elected under this option, you (or the Beneficiary under the contract if the Annuitant dies prior to all guaranteed payments being made) may redeem the contract value after the Annuity Date. The amount available upon such redemption would be the discounted present value of any remaining guaranteed payments.

The value of an Annuity Unit, regardless of the option chosen, takes into account the Mortality and Expense Risk Charge. Since Option 5 does not contain an element of mortality risk, no benefit is derived from this charge.


We make Income Payments on a monthly, quarterly, semi-annual or annual basis. You instruct us to send you a check or to have the payments direct deposited into your bank account. If state law allows, we distribute annuities with a contract value of $5,000 or less in a lump sum. Also, if the selected income option results in annuity payments of less than $50 per payment, we may decrease the frequency of the payments, state law allowing.

ALLOCATION OF ANNUITY PAYMENTS

You can choose income payments that are fixed, variable or both. If payments are fixed, Anchor National guarantees the amounts of each payment. If the payments are variable, the amounts are not guaranteed. They will go up and/or down based upon the performance of the SELECT PORTFOLIO(S) or STRATEGY(IES) in which you invest.

FIXED OR VARIABLE INCOME PAYMENTS

You can choose income payments that are fixed, variable or both. If at the date when income payments begin you are invested in the SELECT PORTFOLIO(S) and/or STRATEGY(IES) only, your income payments will be variable. If your money is only in fixed accounts at that time, your income payments will be fixed in amount. If you are invested in both fixed and variable options at the time you begin the Income Phase, a portion of your income payments will be fixed and a portion will be variable.

INCOME PAYMENTS

Your income payments will vary if you are invested in the SELECT PORTFOLIO(S) and/or STRATEGY(IES) after the Annuity date depending on four things:

    - for life options, your age when payments begin, and;

    - the value of your contract in the SELECT PORTFOLIO(S) and/or STRATEGY(IES) on the Annuity Date, and;

    - the 3.5% assumed investment rate for variable income payments and 3% guaranteed minimum investment rate for fixed income payments used in the annuity table for the contract, and;

    - the performance of the SELECT PORTFOLIO(S) and/or STRATEGY(IES) in which you are invested during the time you receive income payments.

If you are invested in both the fixed account options and the SELECT PORTFOLIO(S) and/or STRATEGY(IES) after the Annuity Date, the allocation of funds between the fixed accounts and SELECT PORTFOLIO(S) and/or STRATEGY(IES) also impacts the amount of your annuity payments.

We make income payments on a monthly, quarterly, semi-annual or annual basis. You instruct us to send you a check or to have the payments directly deposited into your bank account. If state law allows, we distribute annuities with a contract value of $5,000 or less in a lump sum. Also, if the selected income option results in income payments of less than $50 per payment, we may decrease the frequency of the payments, state law allowing.

TRANSFERS DURING THE INCOME PHASE

You may transfer money among the SELECT PORTFOLIO(S) and/or STRATEGY(IES) during the Income Phase. Transfers are subject to the same limitations as transfers during the Accumulation Phase. However, you may not transfer money from the fixed accounts into the SELECT PORTFOLIO(S) and/or STRATEGY(IES) or from the SELECT PORTFOLIO(S) and/or STRATEGY(IES) into the fixed accounts during the Income Phase. See EXPENSES page 23.


DEFERMENT OF PAYMENTS

We may defer making fixed payments for up to six months, or less if required by law. Interest is credited to you during the deferral period.

Please read the Statement of Additional Information ("SAI") for a more detailed discussion of the income options.

THE INCOME PROTECTOR


If elected, this feature provides a future "safety net" in the event that, when you choose to begin receiving annuity payments, your contract has not performed within a historically anticipated range. The Income Protector feature offers you the ability to receive a guaranteed fixed minimum retirement income upon annuitization. With the Income Protector you can know the level of minimum income that will be available to you if, when you chose to begin taking income payments, down markets have negatively impacted your contract value. In order to utilize the benefit of this program, you must follow the provisions discussed below.



The Income Protector provides two levels of minimum retirement income. The two available options are the Income Protector PLUS and MAX. If you enroll in the Income Protector program, we charge a fee based on the level of protection you select. The amount of the fee and how to enroll are described below.



Certain IRC restrictions on the income options available to qualified retirement investors may have an impact on your ability to benefit from this feature. Qualified investors should read NOTE TO QUALIFIED CONTRACT HOLDERS, below.



HOW WE DETERMINE THE AMOUNT OF YOUR MINIMUM GUARANTEED INCOME



We base the amount of minimum income available to you if you annuitize using the Income Protector upon a calculation we call the Income Benefit Base. At the time your enrollment in the Income Protector program becomes effective, your Income Benefit Base is equal to your contract value. Your participation becomes effective on either the date of issue of the contract (if elected at the time of application) or at the contract anniversary following your enrollment in the program.



The Income Benefit Base is only a calculation. It does not represent a contract value, nor does it guarantee performance of the Variable Portfolios in which you invest.



Your Income Benefit Base increases if you make subsequent Purchase Payments and decreases if you withdraw money from your contract. The exact Income Benefit Base calculation is equal to (a) plus (b) minus (c) where:



    (a) is,



          - for the first year of calculation, your contract value on the date your participation in the program became effective, or;



          - for each subsequent year of calculation, the Income Benefit Base on the prior contract anniversary, and;



    (b) is the sum of all subsequent Purchase Payments made into the contract since the last contract anniversary, and;



    (c) is all withdrawals and applicable fees and charges since the last contract anniversary (excluding any MVA), in an amount proportionate to the amount by which such withdrawals decreased your contract value.

The Income Benefit Base accumulates at one of the following annual growth rates from the date your enrollment becomes effective through your election to begin receiving income under the program:



                     OPTION                                         GROWTH RATE
           THE INCOME PROTECTOR PLUS                                   3.25%
            The Income Protector MAX                                   5.25%



The growth rates for the PLUS or MAX features cease on the contract anniversary following the Annuitant's 90th birthday.



ENROLLING IN THE PROGRAM



If you decide that you want the protection offered by the Income Protector program, you must elect the option of your choice by completing the Income Protector Election Form available through our Annuity Service Center. You may only elect one of the options, you cannot change your election once made, and you cannot terminate your election. If you enroll in the program at contract issue your Income Benefit Base will begin accumulating at the applicable growth rate from the issue date. Otherwise, your Income Benefit Base will begin accumulating at the applicable growth rate on the contract anniversary following our receipt of your completed election form. In order to obtain the benefit of the Income Protector program you may not begin the income phase for at least seven years following your enrollment. Thus, you must make your election prior to the later of:



    - your 83rd birthday, or



    - your 3rd anniversary.



STEP-UP OF YOUR INCOME BENEFIT BASE



You may also have the opportunity to "Step-Up" your Income Benefit Base. The Step-Up feature allows you to increase your Income Benefit Base to the amount of your contract value on your contract anniversary. You can only elect to Step-Up within the 30 days before the next contract anniversary. The seven year waiting period required prior to electing income payments through the Income Protector is restarted if you step-up your Income Benefit Base. Thus, your last opportunity to step-up is the later of:



    - your 83rd birthday, or



    - your 3rd anniversary



You must complete the appropriate portion of the contract holders Income Protector Election Form to effect a Step-Up. The form is available from our Annuity Service Center.



ELECTING TO RECEIVE INCOME PAYMENTS



You may elect to begin the Income Phase of your contract using the Income Protector Program ONLY within the 30 days after the seventh or later contract anniversary following the later of,



    - the effective date of your enrollment in the Income Protector program, or



    - the contract anniversary of your most recent Step-Up.



The contract anniversary prior to your election to begin receiving income payments is your Income Benefit Date. This is the date as of which we calculate your Income Benefit Base to use in determining your guaranteed minimum fixed retirement income. To arrive at the minimum guaranteed fixed retirement income available to you, we apply the annuity rates stated in your Income Protector Endorsement for the income option you select, to your final

Income Benefit Base. You then choose if you would like to receive that income annually, quarterly or monthly for the time guaranteed under your selected annuity option. Your final Income Benefit Base is equal to (a) minus (b) where:



    (a) is your Income Benefit Base as of your Income Benefit Date, and;



    (b) is any partial withdrawals of contract value and any charges applicable to those withdrawals (excluding any MVA) and any withdrawal charges otherwise applicable, calculated as if you fully surrender your contract as the Income Benefit Date, and any applicable premium taxes.



The income options available when using the Income Protector program to receive your retirement income are:



    - Life Annuity with 10 Year Period Certain, or



    - Joint and 100% Survivor Annuity with 20 Year Period Certain



At the time you elect to begin the income phase, we will calculate your annual income using both your final Income Benefit Base and your contract value. We will use the same income option for each calculation, however, the annuity factors used to calculate your income under the Income Protector will be different. You will receive whichever provides a greater stream of income. If you annuitize using the Income Protector your income payments will be fixed in amount. You are not required to use the Income Protector to receive income payments. The general provisions of your contract provide other income options. However, we will not refund fees paid for the Income Protector if you begin taking annuity payments under the general provisions of your contract. YOU MAY NEVER NEED TO RELY UPON THE INCOME PROTECTOR, IF YOUR CONTRACT PERFORMS WITHIN A HISTORICALLY ANTICIPATED RANGE. HOWEVER, PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.



NOTE TO QUALIFIED CONTRACT HOLDERS



Qualified contracts generally require that you select an annuity income option which does not exceed your life expectancy. That restriction, if it applies to you, may limit the benefit of the Income Protector program. As discussed above, in order to utilize the Income Protector you must annuitize under one of two annuity income options. If those income options exceed your life expectancy you may be prohibited from receiving your guaranteed fixed income under the program. If you own a Qualified contract to which this restriction applies and you elect the Income Protector program, you may pay for this guarantee and not be able to realize the benefit.



Generally, for qualified contracts:



    - for the Life Annuity with 10 Year Period Certain, you must annuitize before age 79, and;



    - for the Joint and 100% Survivor Annuity with 20 Year Period Certain, both Annuitants must be 70 or younger or one of the annuitants must be 65 or younger upon annuitization. Other age combinations may be available.



You should consult your tax advisor for information concerning your particular circumstances.



FEES ASSOCIATED WITH THE INCOME PROTECTOR



We charge a fee for the Income Protector program, as follows:



                     OPTION                            FEE AS A % OF YOUR INCOME BENEFIT BASE
             Income Protector PLUS                                      .15%
              Income Protector MAX                                      .30%



Since the Income Benefit Base is only a calculation and does not provide a contract value, we deduct the fee from your actual contract value beginning on the contract anniversary on which your enrollment in the program becomes effective.

If you enroll in the Income Protector program at contract issue, we begin deducting the annual fee for the PLUS or MAX option on the contract anniversary when your enrollment becomes effective. If you elect to participate in the Income Protector program at some time after contract issue, we begin deducting the annual fee on the contract anniversary following of or following election.



After a Step-Up, the fee for the Income Protector MAX or PLUS will be based on your Stepped-Up Income Benefit Base, and will be deducted from your contract value beginning on the effective date of the step-up.



We will deduct the charge from your contract value on every contract anniversary up to and including your Income Benefit Date. Additionally, we deduct the entire annual fee from any full surrender of your contract requested prior to your contract anniversary.



HYPOTHETICAL EXAMPLE OF THE OPERATION OF THE INCOME PROTECTOR



This table assumes a $100,000 initial investment in a Non-qualified contract with no further premiums, no withdrawals, no step-ups and no premium taxes; and the election of optional Income Protector program at contract issue.



                      ANNUAL INCOME IF YOU ANNUITIZE ON THE FOLLOWING
 IF AT ISSUE YOU                  CONTRACT ANNIVERSARIES:                   BENEFIT
     ARE...           1-6         7         10         15         20         LEVEL
      Male            N/A       8,046      9,633     12,971     17,313        Plus
     age 60*          N/A       9,202     11,670     17,296     25,410        Max
     Female           N/A       7,145      8,542     11,652     15,948        Plus
     Age 60*          N/A       8,172     10,349     15,538     23,407        Max
 Male, Age 60**       N/A       6,290      7,353      9,442     11,785        Plus
 Female, Age 60       N/A       7,194      8,908     12,590     17,296        Max



*   10 Year and Life



**  Joint and 100% Survivor with 20 Year Certain



The Income Protector may not be available in your state. Please consult your financial adviser for information regarding availability of this program in your state.


TAXES
--------------------------------------------------------------------------------


NOTE: WE PREPARED THE FOLLOWING INFORMATION ON TAXES AS A GENERAL DISCUSSION OF THE SUBJECT. IT IS NOT TAX ADVICE. WE CAUTION YOU TO SEEK COMPETENT TAX ADVICE ABOUT YOUR OWN CIRCUMSTANCES. WE DO NOT GUARANTEE THE TAX STATUS OF YOUR ANNUITY. TAX LAWS CONSTANTLY CHANGE, THEREFORE WE CANNOT GUARANTEE THAT THE INFORMATION CONTAINED HEREIN IS COMPLETE AND/OR ACCURATE.


ANNUITY CONTRACTS IN GENERAL


The Internal Revenue Code ("IRC") provides for special rules regarding the tax treatment of annuity contracts. Generally, taxes on the earnings in your annuity contract are deferred until you take the money out. Qualified retirement investments automatically provide tax deferral regardless of whether the underlying contract is an annuity. Different rules apply depending on how you take the money out and whether your contract is Qualified or Non-qualified.


If you do not purchase your contract under a pension plan, a specially sponsored employer program or an individual retirement account, your contract is referred to as a Non-qualified contract. A Non-qualified contract receives different tax treatment than a Qualified contract. In general, your cost basis in a Non-qualified contract is equal to the Purchase Payments you put into the contract. You have already been taxed on the cost basis in your contract.

If you purchase your contract under a pension plan, a specially sponsored employer program or as an individual retirement account, your contract is referred to as a Qualified contract. Examples of qualified plans are: Individual Retirement Accounts ("IRAs"), Roth IRAs, Tax-Sheltered Annuities (referred to as 403(b) contracts), H.R. 10 Plans (referred to as Keogh Plans) and pension and profit sharing plans, including 401(k) plans. Typically you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract.

TAX TREATMENT OF DISTRIBUTIONS--NON-QUALIFIED CONTRACTS

If you make a withdrawal from a Non-qualified contract, the IRC treats such a withdrawal as first coming from the earnings and then as coming from your Purchase Payments. For annuity payments, any portion of each payment that is considered a return of your Purchase Payment will not be taxed. Withdrawn earnings are treated as income to you and are taxable. The IRC provides for a 10% penalty tax on any earnings that are withdrawn other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) when paid to your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for your life or for the joint lives of you and you Beneficiary; (5) under an immediate annuity; or (6) which come from Purchase Payments made prior to August 14, 1982.

TAX TREATMENT OF DISTRIBUTIONS--QUALIFIED CONTRACTS

Generally, you have not paid any taxes on the Purchase Payments used to buy a Qualified contract. Any amount of money you take out as a withdrawal or as income payments is taxable income. The IRC further provides for a 10% penalty tax on any withdrawal or income payment paid to you other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) when paid to your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; (5) to the extent such withdrawals do not exceed limitations set by the IRC for amounts paid during the taxable year for medical care; (6) to fund higher education expenses (as defined in IRC); (7) to fund certain first-time home purchase expenses; and, except in the case of an IRA; (8) when you separate from service after attaining age 55; and (9) when paid to an alternate payee pursuant to a qualified domestic relations order.

The IRC limits the withdrawal of Purchase Payments from certain Tax-Sheltered Annuities. Withdrawals can only be made when an owner: (1) reaches age 59 1/2;
(2) leaves his or her job; (3) dies; (4) becomes disabled (as defined in the IRC); or (5) in the case of hardship. In the case of hardship, the owner can only withdraw Purchase Payments.

MINIMUM DISTRIBUTIONS


If you have a Qualified contract, distributions must begin by April 1 of the calendar year following the later of (1) the calendar year in which you attain age 70 1/2 or (2) the calendar year in which you retire. Failure to satisfy the minimum distribution requirements may result in a tax penalty. You should contact your tax advisor for more information.


DIVERSIFICATION

The IRC imposes certain diversification requirements on the underlying investments for a variable annuity. We believe that the underlying Portfolios' management monitors the variable Portfolios so as to comply with these requirements. To be treated as a variable annuity for tax purposes, the underlying investments must meet these requirements.

The diversification regulations do not provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, and not Anchor National, would be considered the owner of the shares of the Portfolios. It is unknown to what extent owners are permitted to select investments, to make transfers among Portfolios or the number and type of Portfolios owners may select from. If any guidance is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean you, as the owner of the contract, could be treated as the owner of the underlying variable investment Portfolios. Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

PERFORMANCE
--------------------------------------------------------------------------------

From time to time we will advertise the performance of the SELECT PORTFOLIO(S) and/or STRATEGY(IES). Any such performance results are based on historical earnings and are not intended to indicate future performance.


We advertise the Cash Management SELECT PORTFOLIO's yield and effective yield. In addition, the other SELECT PORTFOLIO(S) and STRATEGY(IES) advertise total return, gross yield and yield-to-maturity. These figures represent past performance of the SELECT PORTFOLIO(S) and STRATEGY(IES). These performance numbers do not indicate future results.



For each STRATEGY we may show performance against a comparison index which is made up of the S&P 500 Index, the Lehman Brothers Corporate/Government Index and the Lipper Money Market Index. The comparison index will blend the referenced indices in proportion to the neutral allocation of stocks, bonds and cash within each STRATEGY as indicated on pages 9 and 10 of this prospectus.



We may show performance of each SELECT PORTFOLIO and/or STRATEGY in comparison to various appropriate indexes and the performance of other similar variable annuity products with similar objectives as reported by such independent reporting services as Morningstar, Inc., Lipper Analytical Services, Inc. and the Variable Annuity Research Data Service ("VARDS").


Please see the Statement of Additional Information for additional information regarding the methods used to calculate performance data.

Anchor National may also advertise the rating and other information assigned to it by independent industry ratings organizations. Some of those organizations are A.M. Best Company ("A.M. Best"), Moody's Investor's Service ("Moody's"), Standard & Poor's Insurance Rating Services ("S&P"), and Duff & Phelps. A.M. Best's and Moody's ratings reflect their current opinion of our financial strength and performance in comparison to others in the life and health insurance industry. S&P's and Duff & Phelps' ratings measure the ability of an insurance company to meet its obligations under insurance policies it issues. These two ratings do not measure the insurer's ability to meet non-policy obligations. Ratings in general do not relate to the performance of the variable Portfolios.

OTHER INFORMATION
--------------------------------------------------------------------------------

Anchor National is a stock life insurance company originally organized under the laws of the state of California in April 1965. On January 1, 1996, Anchor National redomesticated under the laws of the state of Arizona.


Anchor National and its affiliates, SunAmerica Life Insurance Company, First SunAmerica Life Insurance Company, CalAmerica Life Insurance Company, SunAmerica National Life Insurance Company, SunAmerica Asset Management, Resources Trust Company, and five broker-dealers, specialize in retirement savings and investment products and services. Business focuses includes, fixed and variable annuities, mutual funds, premium finance, broker-dealer services and trust administration services.

THE SEPARATE ACCOUNT

Anchor National originally established a separate account, Variable Annuity Account Five (the "Separate Account"), under Arizona law on July 8, 1996. The Separate Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended.

Anchor National owns the assets in the Separate Account. However, the assets in the Separate Account are not chargeable with liabilities arising out of any other business conducted by Anchor National. Income gains and losses (realized and unrealized) resulting from assets in the Separate Account are credited to or charged against the Separate Account without regard to other income, gains or losses of Anchor National.


CUSTODIAN



State Street Bank and Trust Company, 255 Franklin Street, Boston, Massachusetts 02110, serves as the custodian of the assets of the Separate Account. Anchor National pays State Street Bank for services provided, based on a schedule of fees.


THE GENERAL ACCOUNT

Money allocated to the fixed account options goes into Anchor National's general account. The general account consists of all of Anchor National's assets other than assets attributable to a separate account. All of the assets in the general account are chargeable with the claims of any Anchor National contract holders as well as all of its creditors. The general account funds are invested as permitted under state insurance laws.

DISTRIBUTION OF THE CONTRACT

Registered representatives of broker-dealers sell the contract. We pay commissions to these representatives for the sale of the contracts. We do not expect the total commissions to exceed 7.5% of your Purchase Payments. We may also pay a bonus to representatives for contracts which stay active for a particular period of time, in addition to standard commissions. We do not deduct commissions paid to registered representatives directly from your Purchase Payments.

From time to time, we may pay or allow additional promotional incentives in the form of cash or other compensation. We reserve the right to offer these additional incentives only to certain broker-dealers that sell or are expected to sell, certain minimum amounts of the contract, or other contracts offered by us. Promotional incentives may change at any time.

SunAmerica Capital Services, Inc., 733 Third Avenue, 4th Floor, New York, New York 10017 distributes the contracts. SunAmerica Capital Services is an affiliate of Anchor National, and is a registered as a broker-dealer under the Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc.


No underwriting fees are paid in connection with the distribution of the contracts.


ADMINISTRATION

We are responsible for the administrative servicing of your contract. Please contact our Annuity Service Center at 1-800-445-SUN2, if you have any comment, question or service request.

We send out transaction confirmations and quarterly statements. It is your responsibility to review these documents carefully and notify us of any inaccuracies immediately. We investigate all inquiries. To the extent that we believe we made an error, we retroactively adjust your contract, provided you notify us within 30 days of receiving the transaction confirmation or quarterly statement. Any other adjustments we deem warranted are made as of the time we receive notice of the error.

YEAR 2000

We rely significantly on computer systems and applications in our daily operations. Many of our systems are not presently year 2000 compliant, which means that because they have historically used only two digits to identify the year in a date, they will fail to distinguish dates in the "2000s" from dates in the "1900s." Anchor National's business, financial condition and results of operations could be materially and adversely affected by the failure of our systems and applications (and those operated by third parties interfacing with our systems and applications) to properly operate or manage these dates.


Anchor National has a coordinated plan to repair or replace these noncompliant systems and to obtain similar assurances from third parties interfacing with our systems and applications. In fiscal 1997, the Company recorded on its books, a $6.2 million provision for estimated programming costs to repair noncompliant systems. We are making expenditures which we expect will ultimately total $5.0 million to replace certain other noncompliant systems. Total expenditures relating to the replacement of noncompliant systems will be capitalized by the Company as software costs and will be amortized for over future periods. Both phases of the project are progressing according to plan and we expect to substantially complete them by the end of calendar 1998. We will test both the repaired and replacement systems during calendar 1999.


In addition, we distributed a year 2000 questionnaire to our significant suppliers, distributors, financial institutions, lessors and others we do business with to evaluate their year 2000 compliance plans and state of readiness and to determine how our systems and applications may be affected by their failure to solve their own year 2000 issues. To date, however, we have only received preliminary feedback from such parties and have not independently confirmed any information received from other parties with respect to the year 2000 issues. Therefore, we cannot assure that such other parties will complete their year 2000 conversions in a timely fashion or will not suffer a year 2000 business disruption that may adversely affect our financial condition and results of operations.

Because we expect to complete our year 2000 conversion prior to any potential disruption to our business, we have not developed a comprehensive year 2000 contingency plan. Anchor National closely monitors the progression of its plan for compliance, and if necessary, would devote additional resources to assure the timely completion of our year 2000 plan. If we determine that our business is at material risk of disruption due to the year 2000 issue or anticipate that we will not complete our year 2000 conversion in a timely fashion, we will work to enhance our contingency plans.

The above statements are forward-looking. The costs of our year 2000 conversion, the date which we have set to complete such conversion and the possible risks associated with the year 2000 issue are based on our current estimates and are subject to various uncertainties that could cause the actual results to differ materially from our expectations. Such uncertainties include, among others, our success in identifying systems and applications that are not year 2000 compliant, the nature and amount of programming required to upgrade or replace each of the affected systems and applications, the availability of qualified personnel, consultants and other resources, and the success of the year 2000 conversion efforts of others.

LEGAL PROCEEDINGS


There are no pending legal proceedings affecting the Separate Account. Anchor National and its subsidiaries engage in various kinds of routine litigation. In management's opinion, these matters are not of material importance to their respective total assets nor are they material with respect to the Separate Account.

ADDITIONAL INFORMATION

Anchor National is subject to the informational requirements of the Securities and Exchange Act of 1934 (as amended). We file reports and other information with the SEC to meet those requirements. You can inspect and copy this information at SEC public facilities at the following locations:

WASHINGTON, DISTRICT OF COLUMBIA
450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

CHICAGO, ILLINOIS
500 West Madison Street
Chicago, IL 60661

NEW YORK, NEW YORK
7 World Trade Center, 13th Fl.
New York, NY 10048

To obtain copies by mail contact the Washington, D.C. location. After you pay the fees as prescribed by the rules and regulations of the SEC, the required documents are mailed.

Registration Statements under the Securities Act of 1933, as amended, related to the contracts offered by this prospectus are on file with the SEC. This prospectus does not contain all of the information contained in the Registrations Statement and its exhibits. For further information regarding the Separate Account, Anchor National and its general account, the Portfolios and the contract, please refer to the registration statement and its exhibits.

The SEC also maintains a website (http://www.sec.gov) that contains the SAI, materials incorporated by reference and other information filed electronically with the SEC by Anchor National.


STATE REGULATION


The Company is subject to regulation and supervision by the insurance regulatory agencies of the states in which it is authorized to transact business. State insurance laws establish supervisory agencies with broad administrative and supervisory powers. Principal among these powers are granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve and valuation requirements, prescribing the form and content of required financial statements and reports, performing financial, market conduct and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, defining acceptable accounting principles, regulating the type, valuation and amount of investments permitted, and limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval.

During the last decade, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in the regulation of insurance companies or allowing combinations between insurance companies, banks and other entities. In recent years, the NAIC has developed several model laws and regulations designed to reduce the risk of insurance company insolvencies and market conduct violations. These initiatives include investment reserve requirements, risk-based capital ("RBC") standards, codification of insurance accounting principles, new investment standards and restrictions on an insurance company's ability to pay dividends to its stockholders. The NAIC is also currently developing model laws or regulations relating to product design, product reserving standards and illustrations of annuity products. Current proposals are still being debated and the Company is monitoring developments in this area and the effects any changes would have on the Company.

The RBC standards consist of formulas which establish capital requirements relating to insurance, business, assets and interest rate risks, and which help to identify companies which are under-capitalized and require specific regulatory actions in the event an insurer's RBC falls below specified levels. The Company has more than enough statutory capital to meet the NAIC's RBC requirements as of the most recent calendar year-end. The state of Arizona has adopted these RBC standards, and the Company is in compliance with such laws. Further, for statutory reporting purposes, the annuity reserves of the Company are calculated in accordance with statutory requirements and are adequate under current cash-flow testing models.

SunAmerica Asset Management is registered with the Securities and Exchange Commission (the "SEC") as a registered investment advisor under the Investment Advisors Act of 1940. The mutual funds that it markets are subject to regulation under the Investment Company Act of 1940. SunAmerica Asset Management and the mutual funds are subject to regulation and examination by the SEC. In addition, variable annuities and the related separate accounts of the Company are subject to regulation by the SEC under the Securities Act of 1933 and the Investment Company Act of 1940.

The Company's broker-dealer subsidiary is subject to regulation and supervision by the states in which it transacts business, as well as by the SEC and the National Association of Securities Dealers ("NASD"). The SEC and the NASD have broad administrative and supervisory powers relative to all aspects of business and may examine the broker-dealer subsidiary's business and accounts at any time. The SEC also has broad jurisdiction to oversee various activities of the Company and its other subsidiaries.


From time to time, Federal initiatives are proposed that could affect the Company's businesses. Such initiatives include employee benefit plan regulations and tax law changes affecting the taxation of insurance companies and the tax treatment of insurance and other investment products. Proposals made in recent years to limit the tax deferral of annuities or otherwise modify the tax rules related to the treatment of annuities have not been enacted. While certain of such proposals, if implemented, could have an adverse effect on the Company's sales of affected products, and consequently on its results of operations, the Company believes such proposals have a small likelihood of being enacted, because they would discourage retirement savings and there is a strong public and industry opposition to them.



PROPERTIES


The Company's executive offices and its principal office are in leased premises at 1 SunAmerica Center, Los Angeles, California. The Company, through an affiliate, also leases office space in Woodland Hills, California. The Company's broker-dealer and asset management subsidiaries lease offices in New York, New York.


The Company believes that such properties, including the equipment located therein, are suitable and adequate to meet the requirements of its businesses.

DIRECTORS AND EXECUTIVE OFFICERS



The directors and principal officers of Anchor National Life Insurance Company (the "Company") as of December 22, 1998 are listed below, together with information as to their ages, dates of election and principal business occupation during the last five years (if other than their present business occupation).



                                                                    YEAR ASSUMED
                                                                      PRESENT      OTHER POSITIONS AND OTHER BUSINESS
        NAME           AGE           PRESENT POSITION(S)            POSITION(S)    EXPERIENCE WITHIN LAST FIVE YEARS**    FROM-TO
---------------------  ---  --------------------------------------  ------------  -------------------------------------  ---------

     Eli Broad*        65   Chairman, Chief Executive Officer and       1994      Cofounded SAI in 1957
                            President of the Company
                            Chairman, Chief Executive Officer and       1986
                            President of SunAmerica Inc. ("SAI")
   Jay S. Wintrob*     41   Executive Vice President of the             1991      (Joined SAI in 1987)
                            Company                                     1998
                            Vice Chairman and Chief Operating
                            Officer of SAI
  James R. Belardi*    41   Senior Vice President of the Company        1992      (Joined SAI in 1986)
                            Executive Vice President of SAI             1995
 Jana Waring Greer*    46   Senior Vice President of the Company        1991      (Joined SAI in 1974)
                            and SAI
 Peter McMillan, III   41   Director                                              Executive Vice President and Chief     1994-1998
                                                                                  Investment Officer SunAmerica
                                                                                  Investments, Inc. (DE)
                                                                                  Senior Vice President, SunAmerica      1989-1994
                                                                                  Investments, Inc. (DE)
 Scott L. Robinson*    52   Senior Vice President of the Company        1991      (Joined SAI in 1978)
                            Senior Vice President and Controller        1991
                            of SAI
  Susan L. Harris*     41   Senior Vice President and Secretary of      1994      Vice President, General Counsel-       1994-1995
                            the Company                                           Corporate Affairs and Secretary of
                            Senior Vice President, General Counsel      1995      SAI                                    1989-1994
                            and Secretary of SAI                                  Vice President, Associate General
                                                                                  Counsel and Secretary of SAI
                                                                                  (Joined SAI in 1985)
    James Rowan*       36   Senior Vice President of the Company        1996      Vice President of SAI                  1993-1995
                            Senior Vice President of SAI                1995      (Joined SAI in 1992)
   N. Scott Gillis     45   Senior Vice President and Controller        1994      Vice President and Controller,         1989-1994
                            of the Company                                        SunAmerica Life Companies ("SLC")
                            Vice President of SAI                       1997      (Joined SAI in 1985)
 Edwin R. Reoliquio    41   Senior Vice President and Chief             1995      Vice President and Actuary, SLC        1990-1995
                            Actuary of the Company
   Victor E. Akin      34   Senior Vice President of the Company        1996      Vice President, SLC                    1995-1996
                                                                                  Director, Product Development, SLC     1994-1995
                                                                                  Manager, Business Development, SLC     1993-1994
  Scott H. Richland    36   Vice President of the Company               1994      Senior Vice President and Treasurer    1997-1998
                                                                                  of SAI
                            Senior Vice President of SAI                1997      Vice President and Treasurer of SAI    1995-1997
                                                                                  Vice President and Assistant           1994-1995
                                                                                  Treasurer of SAI
                                                                                  Assistant Treasurer of SAI             1993-1994
                                                                                  (Joined SAI in 1990)
  David R. Bechtel     31   Vice President and Treasurer of the         1998      Vice President, Deutsche Morgan        1996-1998
                            Company                                               Grenfell, Inc.
                            Vice President and Treasurer of SAI         1998      Associate, UBS Securities LLC          1995-1996
                                                                                  Associate, Wachtell Lipton Rosen &       1994
                                                                                  Katz                                   1993-1994
                                                                                  Associate, Wells Fargo Nikko
                                                                                  Investment Advisers
  J. Franklin Grey     46   Vice President of the Company               1994      Director, Institutional Marketing      1991-1994
                                                                                  Capital Holding Corp. (Providian)
   Keith B. Jones      47   Vice President of the Company               1992      (Joined SAI in 1986)
Michael L. Lindquist   45   Vice President of the Company               1993      (Joined SAI in 1983)
Edward P. Nolan, Jr.   49   Vice President of the Company               1993      (Joined SAI in 1989)
 Gregory M. Outcalt    36   Vice President of the Company               1993      (Joined SAI in 1986)



 * Also serves as a director
** Unless otherwise indicated, officers
and positions are with SunAmerica Inc.

EXECUTIVE COMPENSATION



All of the executive officers of the Company also serve as employees of SunAmerica Inc. or its affiliates and receive no compensation directly from the Company. Some of the officers also serve as officers of other companies affiliated with the Company. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of the Company.



The following table shows the cash compensation paid or earned, based on these allocations, to the chief executive officer and top four executive officers of the Company whose allocated compensation exceeds $100,000 for services rendered in all capacities to the Company during 1998:



 Name of Individual
         or                                                              Allocated Cash
  Number in Group               Capacities in Which Served                Compensation
--------------------  -----------------------------------------------    --------------

Eli Broad             Chairman, Chief Executive Officer and President      $1,482,778
Jay S. Wintrob        Executive Vice President                                857,524
Jana Waring Greer     Senior Vice President                                   775,001
Peter McMillan        Director                                                421,457
James R. Belardi      Senior Vice President                                   408,949



Directors of the Company who are also employees of SunAmerica Inc. or its affiliates receive no compensation in addition to their compensation as employees of SunAmerica Inc. or its affiliates.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



No shares of the Company are owned by any executive officer or director. The Company is an indirect wholly owned subsidiary of SunAmerica Inc., which is a wholly owned subsidiary of American International Group, Inc.

SELECTED CONSOLIDATED FINANCIAL DATA

--------------------------------------------------------------------------------


FINANCIALS


The following selected consolidated financial data of the Company and its subsidiaries should be read in conjunction with the consolidated financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, both of which are included elsewhere herein.

                                                                          YEARS ENDED SEPTEMBER 30,
                                                    ----------------------------------------------------------------------
                                                        1998           1997           1996          1995          1994
                                                    -------------  -------------  ------------  ------------  ------------
                                                                                (IN THOUSANDS)
RESULTS OF OPERATIONS
Net investment income                               $      86,872  $      73,201  $     56,843  $     50,083  $     58,996
Net realized investment gains (losses)                     19,482        (17,394)      (13,355)       (4,363)      (33,713)
Fee income                                                290,362        213,146       169,505       145,105       141,753
General and administrative expenses                       (96,102)       (98,802)      (81,552)      (64,457)      (54,363)
Amortization of deferred acquisition costs                (72,713)       (66,879)      (57,520)      (58,713)      (44,195)
Annual commissions                                        (18,209)        (8,977)       (4,613)       (2,658)       (1,158)
                                                    -------------  -------------  ------------  ------------  ------------
Pretax income                                             209,692         94,295        69,308        64,997        67,320
  Income tax expense                                      (71,051)       (31,169)      (24,252)      (25,739)      (22,705)
                                                    -------------  -------------  ------------  ------------  ------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING FOR INCOME TAXES                              138,641         63,126        45,056        39,258        44,615
Cumulative effect of change in accounting for
 income taxes                                            --             --             --            --            (20,463)
                                                    -------------  -------------  ------------  ------------  ------------
NET INCOME                                          $     138,641  $      63,126  $     45,056  $     39,258  $     24,152
                                                    -------------  -------------  ------------  ------------  ------------
                                                    -------------  -------------  ------------  ------------  ------------
FINANCIAL POSITION
Investments                                         $   2,734,742  $   2,608,301  $  2,329,232  $  2,114,908  $  1,632,072
Variable annuity assets held in separate accounts      11,133,569      9,343,200     6,311,557     5,230,246     4,486,703
Deferred acquisition costs                                539,850        536,155       443,610       383,069       416,289
Other assets                                              118,203         83,283       120,136        55,474        67,062
                                                    -------------  -------------  ------------  ------------  ------------
TOTAL ASSETS                                        $  14,526,364  $  12,570,939  $  9,204,535  $  7,783,697  $  6,602,126
                                                    -------------  -------------  ------------  ------------  ------------
                                                    -------------  -------------  ------------  ------------  ------------
Reserves for fixed annuity contracts                $   2,189,272  $   2,098,803  $  1,789,962  $  1,497,052  $  1,437,488
Reserves for guaranteed investment contracts              282,267        295,175       415,544       277,095       --
Variable annuity liabilities related to separate
 accounts                                              11,133,569      9,343,200     6,311,557     5,230,246     4,486,703
Other payables and accrued liabilities                    133,647        155,256        96,196       227,953       195,134
Subordinated notes payable to Parent                       39,182         36,240        35,832        35,832        34,712
Deferred income taxes                                      95,758         67,047        70,189        73,459        64,567
Shareholder's equity                                      652,669        575,218       485,255       442,060       383,522
                                                    -------------  -------------  ------------  ------------  ------------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY          $  14,526,364  $  12,570,939  $  9,204,535  $  7,783,697  $  6,602,126
                                                    -------------  -------------  ------------  ------------  ------------
                                                    -------------  -------------  ------------  ------------  ------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Management's discussion and analysis of financial condition and results of operations of Anchor National Life Insurance Company (the "Company") for the three years in the period ended September 30, 1998 follows. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers regarding certain forward-looking statements contained in this report and in any other statements made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission (the "SEC"). Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. Statements using verbs such as "expect," "anticipate," "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements which represent the Company's beliefs concerning future levels of sales and redemptions of the Company's products, investment spreads and yields, or the earnings and profitability of the Company's activities.

Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and many of which are subject to change. These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable developments. Some may be national in scope, such as general economic conditions, changes in tax law and changes in interest rates. Some may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation. Others may relate to the Company specifically, such as credit, volatility and other risks associated with the Company's investment portfolio. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the SEC. The Company disclaims any obligation to update forward-looking information.

RESULTS OF OPERATIONS

NET INCOME totaled $138.6 million in 1998, compared with $63.1 million in 1997 and $45.1 million in 1996.

PRETAX INCOME totaled $209.7 million in 1998, $94.3 million in 1997 and $69.3 million in 1996. The 122.4% improvement in 1998 over 1997 primarily resulted from increased fee income and higher net realized investment gains, partially offset by increased annual commissions and increased amortization of deferred acquisition costs. The 36.1% improvement in 1997 over 1996 primarily resulted from increased fee income and net investment income, partially offset by higher general and administrative expenses and increased amortization of deferred acquisition costs.

NET INVESTMENT INCOME, which is the spread between the income earned on invested assets and the interest paid on fixed annuities and other interest-bearing liabilities, increased to $86.9 million in 1998 from $73.2 million in 1997 and $56.8 million in 1996. These amounts represent 3.34% on average invested assets (computed on a daily basis) of $2.60 billion in 1998, 2.77% on average invested assets of $2.65 billion in 1997 and 2.59% on average invested assets of $2.19 billion in 1996.

Net investment spreads include the effect of income earned on the excess of average invested assets over average interest-bearing liabilities. This excess amounted to $140.4 million in 1998, $126.5 million in 1997 and $142.9 million in 1996. The difference between the Company's yield on average invested assets and the rate paid on average interest-bearing liabilities (the "Spread Difference") was 3.04% in 1998, 2.51% in 1997 and 2.25% in 1996.

Investment income (and the related yields on average invested assets) totaled $222.0 million (8.53%) in 1998, compared with $210.8 million (7.97%) in 1997 and
$164.6 million (7.50%) in 1996. These increased yields in 1998 and 1997 include the effects of an increasing proportion of mortgage loans in the Company's portfolio. On average, mortgage loans have higher yields than that of the Company's overall portfolio. In addition, the Company experienced higher returns on its investments in partnerships, particularly in 1998. The increase in investment income in 1997 also reflects an increase in average invested assets.

Partnership income increased to $24.3 million (a yield of 174.85% on related average assets of $13.9 million) in 1998, compared with $6.7 million (a yield of 15.28% on related average assets of $44.0 million) in 1997 and $4.1 million (a yield of 10.12% on related average assets of $40.2 million) in 1996. Partnership income is based primarily upon cash distributions received from limited partnerships, the operations of which the Company does not influence. Consequently, such income is not predictable and there can be no assurance that the Company will realize comparable levels of such income in the future.

Total interest expense equalled $135.1 million in 1998, $137.6 million in 1997 and $107.8 million in 1996. The average rate paid on all interest-bearing liabilities was 5.49% in 1998, compared with 5.46% in 1997 and 5.25% in 1996. Interest-bearing liabilities averaged $2.46 billion during 1998, compared with $2.52 billion during 1997 and $2.05 billion during 1996. The increases in the overall rates paid on interest-bearing liabilities primarily resulted from the impact of certain promotional one-year interest rates offered on the fixed account portion of the Company's Polaris and Seasons variable annuity products.

The modest decline in average invested assets in 1998 reflects a similar modest decline in average interest-bearing liabilities, which results from the net effect of increased sales of the Company's fixed rate products and net exchanges from fixed accounts into the separate accounts of variable annuity contracts. Fixed annuity premiums totaled $1.51 billion in 1998, compared with $1.10 billion in 1997 and $741.8 million in 1996, and are largely premiums for the fixed accounts of variable annuities. These amounts represent 72%, 61% and 50% of the fixed annuity reserve balances at the beginning of the respective periods. The premiums for the fixed accounts of variable annuities have increased primarily because of increased sales of the Company's variable annuity products and greater inflows into the one-year fixed account and the new six-month fixed account of these products, which are used for dollar cost averaging into the variable accounts. Accordingly, the Company anticipates that it will see a large portion of these premiums transferred into the variable funds.

Guaranteed investment contract ("GIC") premiums totaled $5.6 million in 1998, $55.0 million in 1997 and $135.0 million in 1996. GIC surrenders and maturities totaled $36.3 million in 1998, $198.1 million in 1997 and $16.5 million in 1996. The Company does not actively market GICs; consequently, premiums and surrenders may vary substantially from period to period. The GICs issued by the Company generally guarantee the payment of principal and interest at fixed or variable rates for a term of three to five years. GICs that are purchased by banks for their long-term portfolios or by state and local governmental entities either prohibit withdrawals or permit scheduled book value withdrawals subject to the terms of the underlying indenture or agreement. GICs purchased by asset management firms for their short-term portfolios either prohibit withdrawals or permit withdrawals with notice ranging from 90 to 270 days. In pricing GICs, the Company analyzes cash flow information and prices accordingly so that it is compensated for possible withdrawals prior to maturity.

NET REALIZED INVESTMENT GAINS totaled $19.5 million in 1998, compared with net realized investment losses of $17.4 million in 1997 and $13.4 million in 1996. Net realized investment gains (losses) include impairment writedowns of $13.1 million in 1998, $20.4 million in 1997 and $16.0 million in 1996. Thus, net gains from sales and redemptions of investments totaled $32.6 million in 1998, $3.0 million in 1997 and $2.6 million in 1996.

The Company sold or redeemed invested assets, principally bonds and notes, aggregating $2.23 billion in 1998, $2.62 billion in 1997 and $1.60 billion in 1996, respectively. Sales of investments result from the active management of the Company's investment portfolio. Because redemptions of investments are generally involuntary and sales of investments are made in both rising and falling interest rate environments, net gains from sales and redemptions of investments fluctuate from period to period, and represent 1.25%, 0.11% and 0.12% of average invested assets for 1998, 1997 and 1996, respectively. Active portfolio management involves the ongoing evaluation of asset sectors, individual securities within the investment portfolio and the reallocation of investments from sectors that are perceived to be relatively overvalued to sectors that are perceived to be relatively undervalued. The intent of the Company's active portfolio management is to maximize total returns on the investment portfolio, taking into account credit, option, liquidity and interest-rate risk.

Impairment writedowns include $9.4 million of provisions applied to partnerships during 1998 and $15.7 million and $15.2 million of provisions applied to non-income producing land owned in Arizona during 1997 and 1996, respectively. The statutory carrying value of this land had been guaranteed by the Company's ultimate Parent, SunAmerica Inc. ("SunAmerica"). SunAmerica made a capital contribution of $28.4 million on December 31, 1996 to the Company through the Company's direct parent in exchange for the termination of its guaranty with respect to this land. Accordingly, the Company reduced the carrying value of this land to estimated fair value to reflect the full termination of the guaranty. Impairment writedowns represent 0.50%, 0.77% and 0.73% of average invested assets for 1998, 1997 and 1996, respectively. For the five years ended September 30, 1998, impairment writedowns as a percentage of average invested assets have ranged from 0.28% to 0.91% and have averaged 0.64%. Such writedowns are based upon estimates of the net realizable value of the applicable assets. Actual realization will be dependent upon future events.

VARIABLE ANNUITY FEES are based on the market value of assets in separate accounts supporting variable annuity contracts. Such fees totaled $200.9 million in 1998, $139.5 million in 1997 and $104.0 million in 1996. These increased fees reflect growth in average variable annuity assets, due to increased market values, the receipt of variable annuity premiums and net exchanges into the separate accounts from the fixed accounts of variable annuity contracts, partially offset by surrenders. Variable annuity fees represent 1.9%, 1.8% and 1.8% of average variable annuity assets for 1998, 1997 and 1996, respectively. Variable annuity assets averaged $10.70 billion during 1998, $7.55 billion during 1997 and $5.70 billion during 1996. Variable annuity premiums, which exclude premiums allocated to the fixed accounts of variable annuity products, have aggregated $1.82 billion in 1998, $1.27 billion in 1997 and $919.8 million in 1996. These amounts represent 19%, 20% and 18% of variable annuity reserves at the beginning of the respective periods.

Sales of variable annuity products (which include premiums allocated to the fixed accounts) ("Variable Annuity Product Sales") amounted to $3.33 billion, $2.37 billion and $1.66 billion in 1998, 1997 and 1996, respectively, and primarily reflect sales of the Company's flagship variable annuity, Polaris. Polaris is a multimanager variable annuity that offers investors a choice of 26 variable funds and 7 guaranteed fixed-rate funds. Increases in Variable Annuity Product Sales are due, in part, to market share gains through enhanced distribution efforts and growing consumer demand for flexible retirement savings products that offer a variety of equity, fixed income and guaranteed fixed account investment choices. In recent weeks, subsequent to the Company's fiscal year end, sales of variable annuities have slowed as investors paused to reevaluate their investment decisions in light of volatile markets. The Company believes that fluctuating market conditions increase the value of financial planning services and make the flexibility and security of variable annuities even more attractive.

The Company has encountered increased competition in the variable annuity marketplace during recent years and anticipates that the market will remain highly competitive for the foreseeable future. Also, from time to time, Federal initiatives are proposed which could affect the taxation of variable annuities and annuities generally.

NET RETAINED COMMISSIONS are primarily derived from commissions on the sales of nonproprietary investment products by the Company's broker-dealer subsidiary, after deducting the substantial portion of such commissions that is passed on to registered representatives. Net retained commissions totaled $48.6 million in 1998, $39.1 million in 1997 and $31.5 million in 1996. Broker-dealer sales (mainly sales of general securities, mutual funds and annuities) totaled $14.37 billion in 1998, $11.56 billion in 1997 and $8.75 billion in 1996. The increases in sales and net retained commissions reflect higher average production per representative and generally favorable market conditions and, in 1997, a greater number of registered representatives due primarily to the transfer of representatives from an affiliated broker-dealer. Increases in net retained commissions may not be proportionate to increases in sales primarily due to differences in sales mix.

SURRENDER CHARGES on fixed and variable annuities totaled $7.4 million in 1998, $5.5 million in 1997 and $5.2 million in 1996. Surrender charges generally are assessed on annuity withdrawals at declining rates during the first seven years of an annuity contract. Withdrawal payments, which include surrenders and lump-sum annuity benefits, totaled $1.14 billion in 1998, $1.06 billion in 1997 and $898.0 million in 1996. These payments represent 9.0%, 11.2% and 12.4%, respectively, of average fixed and variable annuity reserves. Withdrawals include variable annuity withdrawals from the separate accounts totaling $952.1 million (8.9% of average variable annuity reserves), $822.0 million (10.9% of average variable annuity reserves) and $634.1 million (11.2% of average variable reserves) in 1998, 1997 and 1996, respectively. Management anticipates that withdrawal rates will remain relatively stable for the foreseeable future.

ASSET MANAGEMENT FEES, which include investment advisory fees and 12b-1 distribution fees, are based on the market value of assets managed in mutual funds by SunAmerica Asset Management Corp. Such fees totaled $29.6 million on average assets managed of $2.89 billion in 1998, $25.8 million on average assets managed of $2.34 billion in 1997 and $25.4 million on average assets managed of $2.14 billion in 1996. Asset management fees are not proportionate to average assets managed, principally due to changes in product mix. Sales of mutual funds, excluding sales of money market accounts, aggregated $853.6 million in 1998, compared with $454.8 million in 1997 and $223.4 million in 1996. The significant increases in sales principally resulted from sales of the Company's "Style Select Series" product (which was introduced in November 1996) and the introduction in June 1998 of the "Dogs" of Wall Street. The "Style Select Series" is a group of mutual funds which are each managed by three industry-recognized fund managers. The "Dogs" of Wall Street fund contains 30 large capitalization value stocks which are selected by strict criteria. Sales of these products totaled $611.1 million in 1998, compared with $267.8 million in 1997, reflecting the addition of five new Style Select funds, which more than doubled the number of Style Select funds to nine, and generally favorable market conditions. Redemptions of mutual funds, excluding redemptions of money market accounts, amounted to $402.5 million in 1998, $412.8 million in 1997 and $379.9 million in 1996, which represent 17.5%, 22.0% and 21.4%, respectively, of average mutual fund assets.

GENERAL AND ADMINISTRATIVE EXPENSES totaled $96.1 million in 1998, compared with $98.8 million in 1997 and $81.6 million in 1996. General and administrative expenses remain closely controlled through a company-wide cost containment program and continue to represent less than 1% of average total assets.

AMORTIZATION OF DEFERRED ACQUISITION COSTS totaled $72.7 million in 1998, compared with $66.9 million in 1997 and $57.5 million in 1996. The increases in amortization were primarily due to additional fixed and variable annuity and mutual fund sales and the subsequent amortization of related deferred commissions and other direct selling costs.

ANNUAL COMMISSIONS represent renewal commissions paid quarterly in arrears to maintain the persistency of certain of the Company's variable annuity contracts. Substantially all of the Company's currently available variable annuity products allow for an annual commission payment option in return for a lower immediate commission. Annual commissions totaled $18.2 million in 1998, $9.0 million in 1997 and $4.6 million in 1996. The increases in annual commissions since 1996 reflect increased sales of annuities that offer this commission option and gradual expiration of the initial fifteen-month periods before such payments begin. The Company estimates that approximately 50% of the average balances of its variable annuity products is currently subject to such annual commissions. Based on current sales, this percentage is expected to increase in future periods.

INCOME TAX EXPENSE totaled $71.1 million in 1998, compared with $31.2 million in 1997 and $24.3 million in 1996, representing effective tax rates of 34% in 1998, 33% in 1997 and 35% in 1996.

FINANCIAL CONDITION AND LIQUIDITY

SHAREHOLDER'S EQUITY increased 13.5% to $652.7 million at September 30, 1998 from $575.2 million at September 30, 1997, primarily due to $138.6 million of net income recorded in 1998, which was partially offset by $51.2 million of dividends paid in April 1998 and a $10.0 million decrease in net unrealized gains on debt and equity securities available for sale.

INVESTED ASSETS at September 30, 1998 totaled $2.73 billion, compared with $2.61 billion at September 30, 1997. The Company manages most of its invested assets internally. The Company's general investment philosophy is to hold fixed-rate assets for long-term investment. Thus, it does not have a trading portfolio. However, the Company has determined that all of its portfolio of bonds, notes and redeemable preferred stocks (the "Bond Portfolio") is available to be sold in response to changes in market interest rates, changes in relative value of asset sectors and individual securities, changes in prepayment risk, changes in the credit quality outlook for certain securities, and the Company's need for liquidity and other similar factors.

THE BOND PORTFOLIO, which constitutes 71% of the Company's total investment portfolio, had an aggregate fair value that exceeded its amortized cost by $19.9 million at September 30, 1998, compared with an excess of $43.7 million at September 30, 1997. The decline in the unrealized gain of the Bond Portfolio in 1998 was due to changes in market value of portions of the non-investment-grade portfolio.

At September 30, 1998, the Bond Portfolio (excluding $6.9 million of redeemable preferred stocks) included $1.90 billion of bonds rated by Standard & Poor's Corporation ("S&P"), Moody's Investors Service ("Moody's"), Duff & Phelps Credit Rating Co. ("DCR"), Fitch Investors Service, L.P. ("Fitch") or the National Association of Insurance Commissioners ("NAIC"), and $53.6 million of bonds rated by the Company pursuant to statutory ratings guidelines established by the NAIC. At September 30, 1998, approximately $1.78 billion of the Bond Portfolio was investment grade, including $672.1 million of U.S. government/agency securities and mortgage-backed securities ("MBSs").

At September 30, 1998, the Bond Portfolio included $167.6 million of bonds that were not investment grade. These non-investment-grade bonds accounted for 1.2% of the Company's total assets and 6.1% of its invested assets.

Non-investment-grade securities generally provide higher yields and involve greater risks than investment-grade securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment-grade issuers. In addition, the trading market for these securities is usually more limited than for investment-grade securities. The Company had no material concentrations of non-investment-grade securities at September 30, 1998.

The table on the next page summarizes the Company's rated bonds by rating classification as of September 30, 1998.

                      RATED BONDS BY RATING CLASSIFICATION
                             (DOLLARS IN THOUSANDS)

                                                                ISSUES NOT RATED BY S&P/MOODY'S/
          ISSUES RATED BY S&P/MOODY'S/DCR/FITCH                    DCR/FITCH, BY NAIC CATEGORY                   TOTAL
----------------------------------------------------------  -----------------------------------------  --------------------------
 S&P/(MOODY'S)/[DCR]/{FITCH}     AMORTIZED     ESTIMATED                       AMORTIZED   ESTIMATED    AMORTIZED     ESTIMATED
         CATEGORY (1)               COST       FAIR VALUE   NAIC CATEGORY (2)     COST     FAIR VALUE      COST       FAIR VALUE
------------------------------  ------------  ------------  -----------------  ----------  ----------  ------------  ------------
AAA+ to A-
  (Aaa to A3)
  [AAA to A-]
  {AAA to A-}                   $    999,052  $  1,025,861              1      $  180,548  $  192,187  $  1,179,600  $  1,218,048
BBB+ to BBB-
  (Baal to Baa3)
  [BBB+ to BBB-]
  {BBB+ to BBB-}                     420,087       418,723              2         145,025     143,532       565,112       562,255
BB+ to BB-
  (Ba1 to Ba3)
  [BB+ to BB-]
  {BB+ to BB-}                        43,156        39,179              3          10,181       9,917        53,337        49,096
B+ to B-
  (B1 to B3)
  [B+ to B-]
  {B+ to B-}                         113,376       102,375              4          12,954      12,065       126,330       114,440
CCC+ to C
  (Caa to C)
  [CCC]
  {CCC+ to C-}                           760           655              5           3,500       3,274         4,260         3,929
CI to D
  [DD]
  {D}                                      0             0              6              99          99            99            99
                                ------------  ------------                     ----------  ----------  ------------  ------------
TOTAL RATED ISSUES              $  1,576,431  $  1,586,793                     $  352,307  $  361,074  $  1,928,738  $  1,947,867
                                ------------  ------------                     ----------  ----------  ------------  ------------
                                ------------  ------------                     ----------  ----------  ------------  ------------

          ISSUES RATED BY S&P/
------------------------------  PERCENT OF
 S&P/(MOODY'S)/[DCR]/{FITCH}     INVESTED
         CATEGORY (1)             ASSETS
------------------------------  -----------
AAA+ to A-
  (Aaa to A3)
  [AAA to A-]
  {AAA to A-}                        44.54%
BBB+ to BBB-
  (Baal to Baa3)
  [BBB+ to BBB-]
  {BBB+ to BBB-}                     20.56
BB+ to BB-
  (Ba1 to Ba3)
  [BB+ to BB-]
  {BB+ to BB-}                        1.80
B+ to B-
  (B1 to B3)
  [B+ to B-]
  {B+ to B-}                          4.18
CCC+ to C
  (Caa to C)
  [CCC]
  {CCC+ to C-}                        0.14
CI to D
  [DD]
  {D}                               --
TOTAL RATED ISSUES

------------------------

(1) S&P and Fitch rate debt securities in rating categories ranging from AAA (the highest) to D (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Moody's rates debt securities in rating categories ranging from Aaa (the highest) to C (extremely poor prospects of ever attaining any real investment standing). The number 1, 2 or 3 (with 1 the highest and 3 the lowest) indicates the debt's relative standing within the rating category. A security rated Baa3 or higher is considered investment grade. DCR rates debt securities in rating categories ranging from AAA (the highest) to DD (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Issues are categorized based on the highest of the S&P, Moody's, DCR and Fitch ratings if rated by multiple agencies.

(2) Bonds and short-term promissory instruments are divided into six quality categories for NAIC rating purposes, ranging from 1 (highest) to 5 (lowest) for nondefaulted bonds plus one category, 6, for bonds in or near default. These six categories correspond with the S&P/Moody's/DCR/Fitch rating groups listed above, with categories 1 and 2 considered investment grade. The NAIC categories include $53.6 million of assets that were rated by the Company pursuant to applicable NAIC rating guidelines.

Senior secured loans ("Secured Loans") are included in the Bond Portfolio and aggregated $186.6 million at September 30, 1998. Secured Loans are senior to subordinated debt and equity, and are secured by assets of the issuer. At September 30, 1998, Secured Loans consisted of $71.6 million of publicly traded securities and $115.0 million of privately traded securities. These Secured Loans are composed of loans to 62 borrowers spanning 21 industries, with 32% of these assets concentrated in financial institutions. No other industry concentration constituted more than 9% of these assets.

While the trading market for the Company's privately traded Secured Loans is more limited than for publicly traded issues, management believes that participation in these transactions has enabled the Company to improve its investment yield. As a result of restrictive financial covenants, these Secured Loans involve greater risk of technical default than do publicly traded investment-grade securities. However, management believes that the risk of loss upon default for these Secured Loans is mitigated by such financial covenants and the collateral values underlying the Secured Loans. The Company's Secured Loans are rated by S&P, Moody's, DCR, Fitch, the NAIC or by the Company, pursuant to comparable statutory ratings guidelines established by the NAIC.

MORTGAGE LOANS aggregated $391.4 million at September 30, 1998 and consisted of 133 commercial first mortgage loans with an average loan balance of approximately $2.9 million, collateralized by properties located in 29 states. Approximately 21% of this portfolio was multifamily residential, 17% was office, 14% was manufactured housing, 13% was industrial, 11% was hotels and 24% was other types. At September 30, 1998, approximately 21% and 14% of this portfolio were secured by properties located in California and New York, respectively, and no more than 8% of this portfolio was secured by properties located in any other single state. At September 30, 1998, there were three mortgage loans with outstanding balances of $10 million or more, which loans collectively aggregated approximately 11% of this portfolio. At September 30, 1998, approximately 30% of the mortgage loan portfolio consisted of loans with balloon payments due before October 1, 2001. During 1998, 1997 and 1996, loans delinquent by more than 90 days, foreclosed loans and restructured loans have not been significant in relation to the total mortgage loan portfolio.

At September 30, 1998, approximately 11% of the mortgage loans were seasoned loans underwritten to the Company's standards and purchased at or near par from other financial institutions. Such loans generally have higher average interest rates than loans that could be originated today. The balance of the mortgage loan portfolio has been originated by the Company under strict underwriting standards. Commercial mortgage loans on properties such as offices, hotels and shopping centers generally represent a higher level of risk than do mortgage loans secured by multifamily residences. This greater risk is due to several factors, including the larger size of such loans and the more immediate effects of general economic conditions on these commercial property types. However, due to the seasoned nature of the Company's mortgage loan portfolio, its emphasis on multifamily loans and its strict underwriting standards, the Company believes that it has prudently managed the risk attributable to its mortgage loan portfolio while maintaining attractive yields.

OTHER INVESTED ASSETS aggregated $30.6 million at September 30, 1998, including $15.0 million of collateralized bond obligations and collateralized mortgage obligation residuals, $11.2 million of policy loans and $4.4 million of investments in limited partnerships. The Company's limited partnership interests, accounted for by using the cost method of accounting, are invested primarily in a combination of debt and equity securities.

ASSET-LIABILITY MATCHING is utilized by the Company to minimize the risks of interest rate fluctuations and disintermediation. The Company believes that its fixed-rate liabilities should be backed by a portfolio principally composed of fixed-rate investments that generate predictable rates of return. The Company does not have a specific target rate of return. Instead, its rates of return vary over time depending on the current interest rate environment, the slope of the yield curve, the spread at which fixed-rate investments are priced over the yield curve, and general economic conditions. Its portfolio strategy is constructed with a view to achieve adequate risk-adjusted returns consistent with its investment objectives of effective asset-liability matching, liquidity and safety. The Company's fixed-rate products incorporate surrender charges or other restrictions in order to encourage persistency. Approximately 77% of the Company's fixed annuity and GIC reserves had surrender penalties or other restrictions at September 30, 1998.

As part of its asset-liability matching discipline, the Company conducts detailed computer simulations that model its fixed-rate assets and liabilities under commonly used stress-test interest rate scenarios. With the results of these computer simulations, the Company can measure the potential gain or loss in fair value of its interest-rate sensitive instruments and seek to protect its economic value and achieve a predictable spread between what it earns on its invested assets and what it pays on its liabilities by designing its fixed-rate products and conducting its investment operations to closely match the duration of the fixed-rate assets to that of its fixed-rate liabilities. The Company's fixed-rate assets include: cash and short-term investments; bonds, notes and redeemable preferred stocks; mortgage loans; and investments in limited partnerships that invest primarily in fixed-rate securities and are accounted for by using the cost method. At September 30, 1998, these assets had an aggregate fair value of $2.69 billion with a duration of 3.6. The Company's fixed-rate liabilities include fixed annuities, subordinated notes and GICs. At September 30, 1998, these liabilities had an aggregate fair value (determined by discounting future contractual cash flows by related market rates of interest) of $2.41 billion with a duration of 1.4. The Company's potential exposure due to a 10% increase in prevailing interest rates from their September 30, 1998 levels is a loss of $26.7 million in fair value of its fixed-rate assets that is not offset by a decrease in the fair value of its fixed-rate liabilities. Because the Company actively manages its assets and liabilities and has strategies in place to minimize its exposure to loss as interest rate changes occur, it expects that actual losses would be less than the estimated potential loss.

Duration is a common option-adjusted measure for the price sensitivity of a fixed-maturity portfolio to changes in interest rates. It measures the approximate percentage change in the market value of a portfolio if interest rates change by 100 basis points, recognizing the changes in cash flows resulting from embedded options such as policy surrenders, investment prepayments and bond calls. It also incorporates the assumption that the Company will continue to utilize its existing strategies of pricing its fixed annuity and GIC products, allocating its available cash flow amongst its various investment portfolio sectors and maintaining sufficient levels of liquidity. Because the calculation of duration involves estimation and incorporates assumptions, potential changes in portfolio value indicated by the portfolio's duration will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material.

As a component of its asset and liability management strategy, the Company utilizes interest rate swap agreements ("Swap Agreements") to match assets more closely to liabilities. Swap Agreements are agreements to exchange with a counterparty interest rate payments of differing character (for example, variable-rate payments exchanged for fixed-rate payments) based on an underlying principal balance (notional principal) to hedge against interest rate changes. The Company typically utilizes Swap Agreements to create a hedge that effectively converts floating-rate assets and liabilities into fixed-rate instruments. At September 30, 1998, the Company had one outstanding Swap Agreement with a notional principal amount of $21.5 million. This agreement matures in December 2024.

The Company also seeks to provide liquidity from time to time by using reverse repurchase agreements ("Reverse Repos") and by investing in MBSs. It also seeks to enhance its spread income by using Reverse Repos. Reverse Repos involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed upon price and are generally over-collateralized. MBSs are generally investment-grade securities collateralized by large pools of mortgage loans. MBSs generally pay principal and interest monthly. The amount of principal and interest payments may fluctuate as a result of prepayments of the underlying mortgage loans.

There are risks associated with some of the techniques the Company uses to provide liquidity, enhance its spread income and match its assets and liabilities. The primary risk associated with the Company's Reverse Repos and Swap Agreements is counterparty risk. The Company believes, however, that the counterparties to its Reverse Repos and Swap Agreements are financially responsible and that the counterparty risk associated with those transactions is minimal. It is the Company's policy that these agreements are entered into with counterparties who have a debt rating of A/A2 or better from both S&P and Moody's. The Company continually monitors its credit exposure with respect to these agreements. In addition to counterparty risk, Swap Agreements also have interest rate risk. However, the Company's Swap Agreements typically hedge variable-rate assets or liabilities, and interest rate fluctuations that adversely affect the net cash received or paid under the terms of a Swap Agreement would be offset by increased interest income earned on the variable-rate assets or reduced interest expense paid on the variable-rate liabilities. The primary risk associated with MBSs is that a changing interest rate environment might cause prepayment of the underlying obligations at speeds slower or faster than anticipated at the time of their purchase. As part of its decision to purchase an MBS, the Company assesses the risk of prepayment by analyzing the security's projected performance over an array of interest-rate scenarios. Once an MBS is purchased, the Company monitors its actual prepayment experience monthly to reassess the relative attractiveness of the security with the intent to maximize total return.

INVESTED ASSETS EVALUATION is routinely conducted by the Company. Management identifies monthly those investments that require additional monitoring and carefully reviews the carrying values of such investments at least quarterly to determine whether specific investments should be placed on a nonaccrual basis and to determine declines in value that may be other than temporary. In making these reviews for bonds, management principally considers the adequacy of any collateral, compliance with contractual covenants, the borrower's recent financial performance, news reports and other externally generated information concerning the creditor's affairs. In the case of publicly traded bonds, management also considers market value quotations, if available. For mortgage loans, management generally considers information concerning the mortgaged property and, among other things, factors impacting the current and expected payment status of the loan and, if available, the current fair value of the underlying collateral. For investments in partnerships, management reviews the financial statements and other information provided by the general partners.

The carrying values of investments that are determined to have declines in value that are other than temporary are reduced to net realizable value and, in the case of bonds, no further accruals of interest are made. The provisions for impairment on mortgage loans are based on losses expected by management to be realized on transfers of mortgage loans to real estate, on the disposition and settlement of mortgage loans and on mortgage loans that management believes may not be collectible in full. Accrual of interest is suspended when principal and interest payments on mortgage loans are past due more than 90 days.

DEFAULTED INVESTMENTS, comprising all investments that are in default as to the payment of principal or interest, totaled $0.9 million of mortgage loans at September 30, 1998, and constituted less than 0.1% of total invested assets. At September 30, 1997, defaulted investments totaled $1.4 million, including $0.5 million of bonds and notes and $0.9 million of mortgage loans, and constituted less than 0.1% of total invested assets.

SOURCES OF LIQUIDITY are readily available to the Company in the form of the Company's existing portfolio of cash and short-term investments, Reverse Repo capacity on invested assets and, if required, proceeds from invested asset sales. At September 30, 1998, approximately $1.50 billion of the Company's Bond Portfolio had an aggregate unrealized gain of $59.2 million, while approximately $456.3 million of the Bond Portfolio had an aggregate unrealized loss of $39.3 million. In addition, the Company's investment portfolio currently provides approximately $23.6 million of monthly cash flow from scheduled principal and interest payments. Historically, cash flows from operations and from the sale of the Company's annuity and GIC products have been more than sufficient in amount to satisfy the Company's liquidity needs.

Management is aware that prevailing market interest rates may shift significantly and has strategies in place to manage either an increase or decrease in prevailing rates. In a rising interest rate environment, the Company's average cost of funds would increase over time as it prices its new and renewing annuities and GICs to maintain a generally competitive market rate. Management would seek to place new funds in investments that were matched in duration to, and higher yielding than, the liabilities assumed. The Company believes that liquidity to fund withdrawals would be available through incoming cash flow, the sale of short-term or floating-rate instruments or Reverse Repos on the Company's substantial MBS segment of the Bond Portfolio, thereby avoiding the sale of fixed-rate assets in an unfavorable bond market.


In a declining rate environment, the Company's cost of funds would decrease over time, reflecting lower interest crediting rates on its fixed annuities and GICs. Should increased liquidity be required for withdrawals, the Company believes that a significant portion of its investments could be sold without adverse consequences in light of the general strengthening that would be expected in the bond market.

TABLE OF CONTENTS OF
STATEMENT OF ADDITIONAL INFORMATION

Separate Account..............................................................................

General Account...............................................................................

Performance Data..............................................................................

Annuity Payments..............................................................................

Annuity Unit Values...........................................................................

Taxes.........................................................................................

Distribution of Contracts.....................................................................

Financial Statements..........................................................................

APPENDIX A - CONDENSED FINANCIAL INFORMATION

--------------------------------------------------------------------------------


                                                                                        INCEPTION TO
STRATEGIES                                                                                3/31/98
-----------------------------------------------------------------------------------  ------------------
-------------------------------------------------------------------------------------------------------

Growth (Inception Date 4/15/97)
  Beginning AUV....................................................................            10.00
  End AUV..........................................................................            13.09
  Ending Number of AUs.............................................................        3,950,133
-------------------------------------------------------------------------------------------------------

Moderate Growth (Inception Date 4/15/97)
  Beginning AUV....................................................................            10.00
  End AUV..........................................................................            12.76
  Ending Number of AUs.............................................................        3,639,458
-------------------------------------------------------------------------------------------------------

Balanced Growth (Inception Date 4/15/97)
  Beginning AUV....................................................................            10.00
  End AUV..........................................................................            12.44
  Ending Number of AUs.............................................................        2,789,702
-------------------------------------------------------------------------------------------------------

Conservative Growth (Inception Date 4/15/97)
  Beginning AUV....................................................................            10.00
  End AUV..........................................................................            12.06
  Ending Number of AUs.............................................................        1,536,220
-------------------------------------------------------------------------------------------------------

APPENDIX B - MARKET VALUE ADJUSTMENT

--------------------------------------------------------------------------------

The market value adjustment reflects the impact that changing interest rates have on the value of money invested at a fixed interest rate. The longer the period of time remaining in the term you initially agreed to leave your money in the fixed investment option, the greater the impact of changing interest rates. The impact of the market value adjustment can be either positive or negative, and is computed by multiplying the amount withdrawn, transferred or annuitized by the following factor:

                    [(1+I/(1+J+L)](to the power of N/12) - 1

                      THE MARKET VALUE ADJUSTMENT FORMULA

                          MAY DIFFER IN CERTAIN STATES

where:

                I is the interest rate you are earning on the money invested in the fixed investment option;

                J is the interest rate then currently available for the period of time equal to the number of years remaining in the term you initially agreed to leave your money in the fixed investment option; and


                L is equal to 0.005, except in Pennsylvania where it is equal to zero and Florida where it is equal to .0025.


                N is the number of full months remaining in the term you initially agreed to leave your money in the fixed investment option.

EXAMPLES OF THE MARKET VALUE ADJUSTMENT

The examples below assume the following:

    (1) You made an initial Purchase Payment of $10,000 and allocated it to the 10-year fixed investment option at a rate of 7%;

    (2) You make a partial withdrawal of $4,000 when 1 1/2 years (18 months) remain in the 10-year term you initially agreed to leave your money in the fixed investment option (N=18); and

    (3) You have not made any other transfers, additional Purchase Payments, or withdrawals.


No withdrawal charges are reflected because the withdrawal requested is less than the available penalty free withdrawal amount. If a withdrawal charge applies, it is deducted before the market value adjustment. The market value adjustment is assessed on the amount withdrawn less any withdrawal charges.


NEGATIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for new Purchase Payments in the 1-year fixed investment option is 7.5% and the 3-year fixed investment option is 8.5%. By linear interpolation, the interest rate for the remaining 2 years (1 1/2 years rounded up to the next full year) in the contract is calculated to be 8%.

The market value adjustment factor is

                = [(1+I)/(1+J+0.005)](to the power of N/12) - 1

                        = [(1.07)/(1.08+0.005)](to the power of 18/12) - 1
                        = (0.986175)(1.5) - 1
                        = 0.979335 - 1
                        = -0.020665

The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:

                         $4,000 X (-0.020665) = -$82.66

$82.66 represents the market value adjustment that will be deducted from the money remaining in the 10-year fixed investment option.

POSITIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for a new Purchase Payments in the 1-year fixed investment option is 5.5% and the 3-year fixed investment option is 6.5%. By linear interpolation, the interest rate for the remaining 2 years (1 1/2 years rounded up to the next full year) in the contract is calculated to be 6%.

The market value adjustment factor is

                         = [(1+I/(1+J+0.005)](N/12) - 1

                               = [(1.07)/(1.06+0.005)](18/12) - 1
                               = (1.004695)(1.5) - 1
                               = 1.007051 - 1
                               = +0.007051

The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:

                         $4,000 x (+0.007051) = +$28.20

$28.20 represents the market value adjustment that would be added to your withdrawal.

APPENDIX C - PREMIUM TAXES

--------------------------------------------------------------------------------

Premium taxes vary according to the state and are subject to change without notice. In many states, there is no tax at all. Listed below are the current premium tax rates in those states that assess a premium tax. For current information, you should consult your tax adviser.

                                                                                QUALIFIED   NON-QUALIFIED
STATE                                                                           CONTRACT      CONTRACT
-----------------------------------------------------------------------------  -----------  -------------
California...................................................................         .50%         2.35%
District of Columbia.........................................................        2.25%         2.25%
Kentucky.....................................................................           2%            2%
Maine........................................................................           0%            2%
Nevada.......................................................................           0%          3.5%
South Dakota.................................................................           0%         1.25%
West Virginia................................................................           1%            1%
Wyoming......................................................................           0%            1%

Please forward a copy (without charge) of the Seasons Select Variable Annuity Statement of Additional Information to:


              (Please print or type and fill in all information.)

--------------------------------------------------------------------------------

          Name

--------------------------------------------------------------------------------

          Address

--------------------------------------------------------------------------------

          City/State/Zip

--------------------------------------------------------------------------------
Date: ___________________  Signed: _____________________________________________

Return to: Anchor National Life Insurance Company, Annuity Service Center, P.O. Box 52499, Los Angeles, California 90054-0299

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13.  Other Expenses of Issuance and Distribution.
       Not Applicable



ITEM 14.  Indemnification of Directors and Officers.
       Not Applicable



ITEM 15.  Recent Sales of Unregistered Securities.
       Not Applicable



ITEM 16.  Exhibits and Financial Statement Schedules.



EXHIBIT NO.  DESCRIPTION
-----------  --------------------------------------------------------------------------------------
        (1)  Form of Underwriting Agreement*
        (2)  Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession**
        (3)  (a)  Articles of Incorporation*
             (b)  By-Laws*
        (4)  (a)  Allocated Fixed and Variable Group Annuity Certificate***
             (b)  Individual Fixed and Variable Annuity Contract***
             (c)  Participant Enrollment Form***
             (d)  Deferred Annuity Application***
        (5)  Opinion of Counsel re: Legality***
        (6)  Opinion re Discount on Capital Shares**
        (7)  Opinion re Liquidation Preference**
        (8)  Opinion re Tax Matters**
        (9)  Voting Trust Agreement**
       (10)  Material Contracts**
       (11)  Statement re Computation of Per Share Earnings**
       (12)  Statement re Computation of Ratios**
       (14)  Material Foreign Patents**
       (15)  Letter re Unaudited Financial Information**
       (16)  Letter re Change in Certifying Accountant**
       (21)  Subsidiaries of Registrant***
       (23)  (a)  Consent of Independent Accountants***
             (b)  Consent of Attorney+
       (24)  Powers of Attorney****
       (25)  Statement of Eligibility of Trustee**
       (26)  Invitation for Competitive Bids**
       (27)  Financial Data Schedule***
       (28)  Information Reports Furnished to State Insurance Regulatory Authority**
       (29)  Other Exhibits**



                                              * Previously filed with the
                                                Registration Statement of Anchor
                                                National Life Insurance Company
                                                (333-08877) Pre-Effective
                                                Amendment No. 1


                                             ** Not Applicable


                                            *** Filed Herewith


                                           **** Previously filed in this initial
                                                Registration Statement


                                          ***** Previously filed on Form 10K,
                                                SEC Registration Number
                                                001-08787, filed on March 30,
                                                1998


                                              + Incorporated in Exhibit (5)
                                                filed herewith

ITEM 17.  UNDERTAKINGS.
The undersigned registrant, Anchor National Life Insurance Company, hereby undertakes:



           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information in the registration statement;



                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and



           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES



    Pursuant to the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, and the State of California, on this 1st day of February, 1999.



                                  ANCHOR NATIONAL LIFE INSURANCE COMPANY



                                  By:           /s/ JAY S. WINTROB

                                  ----------------------------------------------

                                                  Jay S. Wintrob
                                             Executive Vice President



    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                   SIGNATURE                                      TITLE                            DATE
------------------------------------------------  --------------------------------------  -----------------------
                   ELI BROAD*                     President, Chief Executive Officer, &
     --------------------------------------            Chairman of Board (Principal          February 1, 1999
                   Eli Broad                                Executive Officer)

               SCOTT L. ROBINSON*
     --------------------------------------          Senior Vice President & Director        February 1, 1999
               Scott L. Robinson                       (Principal Financial Officer)

                N. SCOTT GILLIS*
     --------------------------------------         Senior Vice President & Controller       February 1, 1999
                N. Scott Gillis                       (Principal Accounting Officer)

               JAMES R. BELARDI*
     --------------------------------------                      Director                    February 1, 1999
                James R. Belardi

                 JANA W. GREER*
     --------------------------------------                      Director                    February 1, 1999
                 Jana W. Greer

              /s/ SUSAN L. HARRIS
     --------------------------------------                      Director                    February 1, 1999
                Susan L. Harris

                PETER MCMILLAN*
     --------------------------------------                      Director                    February 1, 1999
                 Peter McMillan

                JAMES W. ROWAN*
     --------------------------------------                      Director                    February 1, 1999
                 James W. Rowan

               /s/ JAY S. WINTROB
     --------------------------------------                      Director                    February 1, 1999
                 Jay S. Wintrob

           *By:       SUSAN L. HARRIS
     --------------------------------------                  Attorney in Fact                February 1, 1999
                Susan L. Harris


                                      S-1